UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MEDIVATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 amends the definitive Proxy Statement filed by Medivation, Inc. on April 28, 2016, to correct certain compensation information, including in the Security Ownership of Certain Beneficial Owners and Management, base salary and annual bonus target table in Compensation Discussion and Analysis and the Grants of Plan-Based Awards, and to correct footnote references in our Summary Compensation Table, which errors occurred in the EDGARization process.

MEDIVATION, INC.

525 Market Street, 36th Floor

San Francisco, CA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Medivation, Inc., a Delaware corporation. The Annual Meeting will be held on Wednesday, June 22, 2016, at 8:30 a.m. Pacific time at 499 Illinois Street, 2nd Floor, Treasure Island Conference Room, San Francisco, CA  94158 for the following purposes:

1.

To elect our Board of Directors’ nominees, Kim D. Blickenstaff, Kathryn E. Falberg, David T. Hung, M.D., Michael L. King, Ph.D., C. Patrick Machado, Dawn Svoronos, W. Anthony Vernon, and Wendy L. Yarno, to our Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.

To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the accompanying Proxy Statement.
4.

To approve an Amendment and Restatement of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, or the Amended and Restated 2004 Plan, to increase the number of shares of Medivation’s common stock reserved for issuance under the plan by 1,600,000 shares and make certain other changes as described in Proposal No. 4 in the accompanying Proxy Statement.

5.	To vote on the shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.
6.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 25, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Andrew Powell

Corporate Secretary

San Francisco, California

April 28, 2016

You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MEDIVATION, INC.

525 Market Street, 36th Floor

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

June 22, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Medivation, Inc., or Medivation, is soliciting your proxy to vote at Medivation’s 2016 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held on Wednesday, June 22, 2016, at 8:30 a.m. Pacific time at 499 Illinois Street, 2nd Floor, Treasure Island Conference Room, San Francisco, CA  94158. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or our 2015 Annual Report, are being distributed and made available on or about May 6, 2016.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2015 Annual Report, over the internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We have instead sent a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the internet or to request a printed copy of the proxy materials may be found in the Notice.

We intend to mail the Notice on or about May 6, 2016, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 16, 2016. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 22, 2016, at 8:30 a.m. Pacific time at 499 Illinois Street, 2nd Floor, Treasure Island Conference Room, San Francisco, CA  94158. Attendance will be limited to stockholders or their proxy holders. If you are a proxy holder for a stockholder whose shares are registered in his or her name, you must provide a copy of the proxy from the stockholder of record.  If you hold shares through a broker, bank or similar organization, you must provide proof of beneficial ownership as of April 25, 2016, such as a brokerage or bank account statement, a copy of the proxy from the broker or other agent, or other similar evidence of ownership. Each attendee must also present valid photo identification, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  Directions to the Annual Meeting may be obtained by emailing ir@medivation.com. Information about how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2016, will be entitled to vote at the Annual Meeting. On this record date, there were 164,610,106 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2016, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2016, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal No. 1: the election of the eight nominees of our Board of Directors, or our Board;
•

Proposal No. 2: the ratification of the selection by Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;
•

Proposal No. 4: the approval of an Amendment and Restatement of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, or the Amended and Restated 2004 Plan, to increase the number of shares of Medivation’s common stock reserved for issuance under the plan by 1,600,000 shares and make certain other changes as described in Proposal No. 4; and

•	Proposal No. 5: the shareholder proposal regarding proxy access, if properly presented at the Annual Meeting.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to our Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy over the internet or vote by proxy using a printed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 21, 2016, to be counted.

•

To vote over the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 21, 2016, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2016.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1, No. 3, No. 4 or No. 5 without your instructions, but may vote your shares on Proposal No. 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without indicating voting selections, your shares will be voted, as applicable:

•	“For” the election of all eight nominees for director;
•	“For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	“For” the advisory approval of the compensation of our named executive officers;
•

“For” the approval of the Amended and Restated 2004 Plan to increase the number of shares of Medivation’s common stock reserved for issuance under the plan by 1,600,000 shares and make certain other changes as described in Proposal No. 4; and

•	“Against” the shareholder proposal regarding proxy access.

If any other matter is properly presented at the Annual Meeting, the proxyholders will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or over the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 6, 2017, to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 24, 2017, nor earlier than the close of business on February 22, 2017. However, if our 2017 Annual Meeting of Stockholders is held before May 23, 2017, or after July 22, 2017, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2017 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by our Board for the 2017 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Medivation has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals No. 2, No. 3, No. 4 and No. 5, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposals No. 1, No. 3, No. 4 and No. 5. We do not expect that there will be any broker non-votes for Proposal No. 2, but if there are, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For the election of directors, the eight nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withhold” votes will have no effect.

•

To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected in connection with Proposal No. 2.

•

To be approved, Proposal No. 3, advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 4, the approval of the Amended and Restated 2004 Plan to increase the number of shares of Medivation’s common stock reserved for issuance under the plan by 1,600,000 shares and make certain other changes as described in Proposal No. 4, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To approve the adoption of the shareholder proposal, Proposal No. 5, Shareholder Proxy Access, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 164,610,106 shares outstanding and entitled to vote, and therefore 82,305,054 shares present at the Annual Meeting in person or represented by proxy will be required for a quorum.

If there is no quorum, the Annual Meeting may be adjourned either by the chair of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal No. 1

Election of Directors

Our Board of Directors, or our Board, consists of eight directors. There are eight nominees for director this year, each of whom was recommended for re-election by the Nominating and Corporate Governance Committee of our Board, or our Nominating and Corporate Governance Committee. Each nominee to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Medivation and, except for Michael L. King, Ph.D. who joined our Board on December 4, 2015, was previously elected by the stockholders. Dr. King was recommended to our Board by a non-management director. It is our policy to encourage our directors and nominees for director to attend our annual meetings. All of the directors at the time attended the 2015 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by proxies will be voted, if authority to do so is not withheld, “For” the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence and you have submitted a proxy, your shares will be voted for the election of a substitute nominee proposed by our Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Although directors are elected by a plurality of votes, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee, which will then consider all of the relevant facts and circumstances and recommend to our Board the action to be taken with respect to such offer of resignation. Our Board will then act on our Nominating and Corporate Governance Committee’s recommendation. Promptly following our Board’s decision, we will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

NOMINEES

The following includes a brief biography of each nominee for director, including their respective ages as of April 25, 2016. Our Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, possesses the appropriate talent, skills and expertise to oversee our business and operations. To that end, our Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of our Board and who also exhibit integrity, collegiality, leadership skills, sound business judgment and other qualities that our Nominating and Corporate Governance Committee views as critical to effective functioning of our Board. The brief biographies below include information regarding the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee and our Board to determine that the applicable nominee should serve as a member of our Board as of the date of this Proxy Statement.

NAME	AGE	PRINCIPAL OCCUPATION
Kim D. Blickenstaff	63	President and Chief Executive Officer of Tandem Diabetes Care, Chairman of the Board of Medivation, Inc.
Kathryn E. Falberg	55	Former Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc
David T. Hung, M.D.	58	President and Chief Executive Officer of Medivation, Inc.
Michael L. King, Ph.D.	63

Professor of Practice, University of Virginia – School of Engineering and Applied Science (Department of Chemical Engineering); Retired Senior Vice President/Advisor to the Chairman, President and Chief Executive Officer, Merck & Co., Inc.

C. Patrick Machado	52	Former Chief Business Officer and Chief Financial Officer of Medivation, Inc.
Dawn Svoronos	62	Former President of Europe/Canada of Merck & Co., Inc.
W. Anthony Vernon	60	Former Chief Executive Officer of Kraft Foods Group, Inc.
Wendy L. Yarno	61	Former Chief Marketing Officer of Merck & Co., Inc.

Kim D. Blickenstaff. Mr. Blickenstaff has served on our Board since 2005 and as the Chairman of our Board since 2007. Mr. Blickenstaff is a member of our Audit Committee. Since September 2007, Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, Inc., or Tandem, a company focusing on improved insulin infusion therapy, which became publicly listed in November 2011. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products. Mr. Blickenstaff has been a director of Tandem since September 2007. He was also a director of SenoRx, Inc., a public company that is focused on developing improved breast cancer biopsy and treatment devices from 2002 to 2010, and was a member of its compensation committee. Mr. Blickenstaff was formerly a certified public accountant and has more than 10 years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago. We recruited Mr. Blickenstaff to our Board based on his substantial experience as a founder and chief executive officer of life sciences companies, as well as his financial and accounting skills and experience.

Kathryn E. Falberg. Ms. Falberg has served on our Board since January 2013. Ms. Falberg is currently the Chair of our Audit Committee. Ms. Falberg served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals PLC, a multi-national specialty biopharmaceutical company, from March 2012 to March 2014 after serving as Senior Vice President and Chief Financial Officer since December 2009. Her responsibilities at Jazz Pharmaceuticals included strategy, corporate development, corporate communications and information technology. During this period, the company grew rapidly and completed a number of significant acquisitions and financing transactions. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen Inc., a leading global biotechnology company, where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a certified public accountant, inactive. Ms. Falberg serves as a member of the board of directors of biopharmaceutical companies Aimmune Therapeutics, Inc., aTyr Pharma, Inc., and Halozyme Therapeutics, Inc.  Ms. Falberg previously served on the board of directors of QLT Inc., Human Genome Sciences, Inc., VISX and Fresh del Monte, Inc. We recruited Ms. Falberg to our Board based on her substantial experience in the life sciences industry, her service on the boards of directors and audit committees of other life sciences companies, her substantial experience with corporate strategy and corporate development, as well as her general financial and accounting skills and experience.

David T. Hung, M.D. Dr. Hung is a co-founder of Medivation, Inc., has been our President and Chief Executive Officer since inception, as well as a member of our Board since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung serves on the board of directors of NKT Therapeutics Inc. and Establishment Labs S.A., both of which are privately held, and previously served as a member of the board of directors of Opexa Therapeutics, Inc., a biopharmaceutical company, from May 2006 to October 2011. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. Dr. Hung is responsible for our overall corporate strategy and selection of our product development candidates. Dr. Hung also brings to our Board his experience as a practicing physician and molecular biologist.

Michael L. King, Ph.D.  Dr. King has served on our board of directors since December 2015. Dr. King is a member of our Nominating and Corporate Governance Committee.  Dr. King is currently a professor of practice at the University of Virginia School of Engineering and Applied Science and is an independent consultant to the pharmaceutical and biologics/vaccine industries, serving as a subject matter expert on chemistry, manufacturing and controls. Dr. King retired in 2007 from Merck & Co, Inc., following a 32-year career there focused on the commercialization, manufacturing and supply of vaccine and pharmaceutical products, where he most recently served as Senior Vice President / advisor to the Chairman, President and Chief Executive Officer. In that role, he provided assistance and leadership to facilitate implementation of Merck’s corporate strategy. Prior to that role, he served as Senior Vice President, Science and Technology, Merck Manufacturing Division. Dr. King received his Ph.D., in Chemical Engineering from the University of Delaware, M.S., in Chemical Engineering from the University of Virginia, and B.S., in Chemical Engineering from Virginia Tech. He also serves on the board of directors and advisory boards of multiple organizations. We recruited Dr. King to our Board based on his substantial biologics and manufacturing experience, subject matter expertise on chemistry, manufacturing and controls, as well as leadership experience at a leading pharmaceutical company.

C. Patrick Machado. Mr. Machado has served on our Board since April 2014. Previously, Mr. Machado was our Chief Financial Officer from December 2004 to March 2014 and our Chief Business Officer from December 2009 to April 2014. Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado currently serves on the board of directors of Chimerix, Inc., a biopharmaceutical company, and SCYNEXIS, Inc., a pharmaceutical company, and serves as the chair of the board of directors of Armaron Bio Pty. Ltd., a privately held biotechnology company based in Melbourne, Australia. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University. Because of Mr. Machado’s extensive knowledge of our company, the pharmaceutical industry and our competitors, we believe he is able to make valuable contributions to our Board.

Dawn Svoronos. Ms. Svoronos has served on our Board since April 2013. Ms. Svoronos is currently the Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Ms. Svoronos served as our interim Chief Commercial Officer from July 2014 to December 2014. She retired in 2011 from Merck & Co., Inc. following a 23-year career in commercial positions of increasing seniority, most recently President of Europe and Canada. In that role, Ms. Svoronos had full P&L responsibility for 30 European markets with annual sales of several billion dollars and an employee base of several thousand. Prior to those roles, she served as Vice President, Asia Pacific for Merck. In 2009, Ms. Svoronos was elected as One of the Most Powerful Women in Canada by the Canadian Women’s Executive Network. Ms. Svoronos received a B.A. in English and French Literature from Carleton University. Ms. Svoronos is currently the chair of the board of directors of Theratechnologies, Inc. in Montreal, Canada and is also the chair of the board of directors of the Centre for Drug Research and Development in Vancouver, Canada. She is also a member of the board of directors of AgNovos Healthcare Co., a privately held organization. We recruited Ms. Svoronos to our Board based on her extensive experience in the commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise.

W. Anthony Vernon. Mr. Vernon has served on our Board since 2006. Mr. Vernon is a member of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. He served as senior advisor to Kraft Foods Group, Inc. from January 2015 through May 2015, and Chief Executive Officer for Kraft Foods Group, Inc. from October 2012 to December 2014. Mr. Vernon previously served as Executive Vice President and President at Kraft Foods of North America from 2009 to October 2012. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a public company engaged in the research and development, manufacture and sale of products in the healthcare field. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company, which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company, which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. Mr. Vernon serves as a member of the board of directors of NovoCure Ltd., a medical device company, Intersect ENT, Inc., a medical device company, and The WhiteWave Foods Company, a consumer packaged food and beverage company, and formerly served as a director of Kraft Foods Group, Inc. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We recruited Mr. Vernon to our Board based on his substantial executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company.

Wendy L. Yarno. Ms. Yarno has served on our Board since April 2013. Ms. Yarno is currently the Chair of our Compensation Committee and a member of our Audit Committee. Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. After retiring from Merck, Ms. Yarno worked part-time as the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds, from September 2010 through September 2011. From September 2011 through December 2013, Ms. Yarno was an independent consultant in the life sciences industry.  Ms. Yarno has served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, since 2002, Aratana Therapeutics, a biopharmaceutical company developing medicines for pets, since October 2013, and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 to November 2014 when it was acquired by Actavis W.C. Holding Inc. Ms. Yarno received a B.S. in Business Administration from Portland State University and an M.B.A from Temple University. We recruited Ms. Yarno to our Board based on her extensive experience in commercialization of pharmaceutical products and in human resource management in the pharmaceutical industry.

All directors will hold office until our next annual meeting of stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Vote Required; Recommendation of our Board of Directors

For the election of directors, the eight nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withhold” votes will have no effect.

OUR BOARD RECOMMENDS

A VOTE “FOR” ALL OF THE NAMED NOMINEES IN PROPOSAL NO. 1

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF OUR BOARD OF DIRECTORS

As required under the NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Medivation, its senior management and its independent auditors, our Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Blickenstaff, Ms. Falberg, Dr. King, Ms. Svoronos, Mr. Vernon and Ms. Yarno. In making this determination, our Board concluded that none of these directors had a material or other disqualifying relationship with us. Although Ms. Svoronos served as our interim Chief Commercial Officer from July 2014 to December 2014 and provided brief consulting services to the Company in February 2015 relating to that role, her total engagement was for less than one year and, pursuant to the NASDAQ listing standards, is not precluded from being independent following the cessation of her status as our interim Chief Commercial Officer, and our Board after considering this short duration of service as our interim Chief Commercial Officer has determined that she is independent. Dr. Hung, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us. Mr. Machado was our Chief Financial Officer until March 2014 and was our Chief Business Officer and employee until April 18, 2014, and therefore is not an independent director by virtue of his prior employment with us.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent Chairman, Mr. Blickenstaff, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to our Board. Accordingly, our Chairman has substantial ability to shape the work of our Board. Our Board believes separation of the positions of Chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of Medivation. In addition, our Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of Medivation and its stockholders. As a result, our Board believes that having an independent Chairman can enhance the effectiveness of our Board as a whole.

Our Board has six independent members within the meaning of the applicable NASDAQ listing standards and two non-independent members, Dr. Hung, our President and Chief Executive Officer, and Mr. Machado, our former Chief Business Officer and Chief Financial Officer. A number of our independent Board members are serving or have served as members of senior management of other public companies and are serving or have served as directors of other public companies. We have three Board committees composed solely of independent directors within the meaning of the applicable NASDAQ listing standards. We believe that the number of independent, experienced directors that compose our Board, along with the independent oversight of our Board by our (non-executive) Chairman, benefits Medivation and its stockholders and enhances our Board leadership structure.

ROLE OF OUR BOARD IN RISK OVERSIGHT

Our Board is responsible for the consideration and oversight of risks facing Medivation, and is responsible for ensuring that material risks are identified and managed appropriately. Our Board does not have a standing risk management committee, but rather administers this function directly through our Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Medivation. Our Audit Committee has the responsibility to consider and discuss our major financial risk, information technology and security risk and enterprise risk exposures and the steps our management has taken to limit, monitor and control these exposures. Our Nominating and Corporate Governance Committee reviews the qualifications of all new and incumbent directors and recommends to the full Board whether our Board should elect or nominate them. The Compensation Committee of our Board, or our Compensation Committee, provides oversight of all compensation plans for Medivation, and ensures that there are appropriate incentives for meeting both short-term and long-term objectives and increasing stockholder value over time. While each committee is responsible for addressing risks inherent in their respective areas of oversight, the entire Board is informed through reports from the committee members about the risks.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes that each non-employee director should own not less than three times the annual cash board retainer for such directors, and that compliance with this stock ownership guideline should be accomplished by January 1, 2018. All of our directors have already met their stock ownership obligations.

MEETINGS OF OUR BOARD OF DIRECTORS

Our Board met eleven times during 2015. Each Board member who served on our Board in 2015 attended 75% or more of the aggregate number of meetings of our Board and of the committees on which he or she served, held during the portion of 2015 for which he or she was a director or committee member.

INFORMATION REGARDING THE COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board has three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2015 for each of our Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Kim D. Blickenstaff	X		—		—
Kathryn E. Falberg	X	*	—		—
Dawn Svoronos	—		X		X	*
W. Anthony Vernon	—		X		X
Wendy L. Yarno	X		X	*	X	(1)
Total meetings in 2015	7		9		3

*	Committee Chair.
(1)	Dr. King replaced Ms. Yarno on our Nominating and Corporate Governance Committee in February 2016.

Below is a description of each committee of our Board. Our Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medivation.

Audit Committee

The Audit Committee of our Board, or our Audit Committee, is responsible for reviewing the work of our internal accounting processes and our independent registered public accounting firm. To this end, our Audit Committee performs several functions, including meeting to review our annual audited consolidated financial statements and quarterly consolidated financial statements with management and the independent registered public accounting firm, which includes a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending whether or not such consolidated financial statements should be included in the applicable filings. Our Audit Committee has the sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statements. Our Audit Committee has a written charter that is available to stockholders on our website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on our website is not incorporated by reference into this Proxy Statement.

Our Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). Our Board has also determined that each of Mr. Blickenstaff and Ms. Falberg qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his or her formal education and experiences as described in their biographies included in this Proxy Statement.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015, with management of Medivation. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our 2015 Annual Report.

Respectfully submitted,
The Audit Committee of the Board of Directors

Kathryn E. Falberg, Chair
Kim D. Blickenstaff
Wendy L. Yarno

(1)

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The purpose of our Compensation Committee is to design (in consultation with management and our Board), recommend for approval and evaluate our compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in our proxy statement. In carrying out these purposes, our Compensation Committee’s responsibilities include: reviewing and, if necessary, revising our compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and establishing the compensation of the Chief Executive Officer based on the evaluation; reviewing and approving compensation for other officers and directors; reviewing any equity incentive, employee retirement and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. Our Compensation Committee has the authority to approve the compensation provided to our executive officers. As described in “Executive Compensation—Compensation Discussion and Analysis” below, our Compensation Committee utilizes Radford, an Aon-Hewitt company, for executive compensation benchmarking and consulting based on its recognized status as a leading global provider of compensation intelligence and consulting services to companies in the life sciences sectors. Radford is engaged by our Compensation Committee to provide it with competitive compensation data and input on base salaries, bonus opportunities and equity awards for executive officers, and for compensation of our non-employee directors, for which we paid Radford $49,550 in 2015. Radford also performed work related to employee compensation support initiated in 2014, for which we paid Radford $5,460 in 2015, and provided our management with access to the Radford Global Life Sciences Survey for a fee of $10,439 in 2015, which in each case were requested by our management and of which our Compensation Committee was aware of but did not review and approve as those services were reviewed and approved by management in the ordinary course of business. We also retained the services of Aon Risk Services, an affiliate of Radford and a leading provider of insurance and risk management services, in certain ongoing insurance broker roles. We paid Aon Risk Services $200,000 for its insurance brokerage services performed at the request of management in 2015. Although our Compensation Committee was aware of the nature of the services performed by Aon Risk Services, our Compensation Committee did not review and approve such services as those services were reviewed and approved by management in the ordinary course of business. Before engaging Radford, for purposes of minimizing any potential conflicts of interest, our Compensation Committee also required that any matters on which Radford works with management will be fully disclosed to our Compensation Committee. Our Compensation Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work of Radford. Based on this review, our Compensation Committee did not believe that there was any conflict of interest raised by work performed by Radford.

Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Compensation Committee, other than in-house counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Reviews of our compensation programs are performed annually. Each year, our Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. Our Compensation Committee met nine times during 2015. Our Compensation Committee has a written charter that is available to stockholders on our website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on our website is not incorporated by reference into this Proxy Statement.

The specific determinations of our Compensation Committee with respect to executive compensation for 2015, as well as our Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in greater detail in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Executive Compensation—Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Ms. Yarno, Ms. Svoronos and Mr. Vernon. No member of our Compensation Committee was our officer or employee during 2015 and, except that Ms. Svoronos served as our interim Chief Commercial Officer between July 2014 and December 2014 and provided brief consulting services to the company in February 2015 relating to that role, no member of our Compensation Committee was formerly our officer or our employee. No interlocking relationship exists between the members of our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and our 2015 Annual Report.

Respectfully submitted,
The Compensation Committee of the Board of
Directors

Wendy L. Yarno, Chair
Dawn Svoronos
W. Anthony Vernon

(1)

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for recommending to our Board individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for making recommendations to our Board regarding corporate governance issues. All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). Our Nominating and Corporate Governance Committee met three times during 2015. Our Nominating and Corporate Governance Committee has a written charter that is available to stockholders on our website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on our website is not incorporated by reference into this Proxy Statement.

Our Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for our Board. The director qualifications that our Nominating and Corporate Governance Committee has developed to date focus on what our Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on our Board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, our Board will possess the appropriate talent, skills and expertise to oversee our business and operations.  The Nominating and Corporate Governance Committee also evaluates whether candidates are independent and whether they exhibit integrity, collegiality, leadership skills, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on our Board, our Nominating and Corporate Governance Committee considers incumbent members of our Board and other well-qualified individuals as potential director nominees. Our Nominating and Corporate Governance Committee may retain an executive search firm to identify Board candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. Our Nominating and Corporate Governance Committee did not engage a third party to identify or assist in identifying potential director nominees for election at the Annual Meeting. Our Nominating and Corporate Governance Committee makes its recommendations to our Board, which selects the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to our Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;
•	a representation that the nominating stockholder is a record holder;
•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;
•	information regarding each nominee that would be required to be included in a proxy statement;
•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and
•	the consent of each nominee to serve as a director, if elected.

Our Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified by any other person, including members of our Board. To date, our Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders.

Stockholder Communications with Our Board

Stockholders may direct correspondence to our Board or any individual member of our Board to our Corporate Secretary at our principal executive offices at 525 Market Street, 36th Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to our Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to our Board and make the correspondence available to our Board for its review upon request. The Corporate Secretary will forward stockholder communications to our Board prior to the next regularly scheduled meeting of our Board following the receipt of the communication.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons serving similar functions. The code of business conduct and ethics is available at our website www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to our code of business conduct and ethics or grant to any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our code of business conduct and ethics, we will disclose the nature of the waiver or amendment on our website or in a Current Report on Form 8-K.

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if our Audit Committee determines that such a change would be in the best interests of Medivation and its stockholders.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected in connection with Proposal No. 2.

Our Board Recommends

A Vote “For” Proposal No. 2

Principal Accounting Fees and Services

In connection with the audit of our 2015 and 2014 consolidated financial statements, we entered into an engagement agreement with PricewaterhouseCoopers LLP, which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit and interim services for us. We have agreed not to demand a jury trial in any proceeding arising out of this agreement.

The following table represents aggregate fees billed and to be billed to Medivation for the fiscal years ended December 31, 2015 and 2014, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2015	2014
Audit fees (1)	$1,622,350	$1,518,700
Audit-related fees (2)	613,830	408,489
Tax fees (3)	32,100	41,150
All other fees (4)	135,522	3,900
Total fees	$2,403,802	$1,972,239

(1)

Audit fees for 2015 and 2014 are fees billed and to be billed for the audit of our consolidated financial statements, review of the consolidated financial statements included in our quarterly reports, and for services in connection with regulatory filings and engagements.

(2)	Audit-related fees for 2015 and 2014 are fees billed and to be billed for the audit of certain financial statements relating to a subsidiary.
(3)	Tax fees for 2015 and 2014 represent fees for tax advisory and tax planning services, including with respect to payroll and equity matters and state tax considerations.
(4)

All other fees in 2015 and 2014 represent fees for access to an online database of automated disclosure checklists and accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP. During 2015, these fees also included fees incurred in connection with a fair value analysis related to healthcare provider engagements.

All fees described above were pre-approved by our Audit Committee.

Pre-Approval Policies and Procedures

Before any independent registered public accounting firm is engaged by us or our subsidiaries to render audit or non-audit services, our Audit Committee is required to pre-approve the engagement. Our Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by our Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, our Audit Committee is informed of each service provided and the policies and procedures do not include delegation of our Audit Committee’s responsibilities under the Exchange Act to our management. Our Audit Committee may delegate to one or more designated members of our Audit Committee the authority to grant pre-approvals, provided the approvals are presented to our Audit Committee at a subsequent meeting. If our Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, our Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if the services fall within available exceptions established by the SEC.

Our Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Proposal No. 3

Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our executive compensation program is designed to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. To do that, our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives.

Consistent with the goals of our executive compensation program and as discussed in “Executive Compensation—Compensation Discussion and Analysis,” our Compensation Committee has designed guiding principles focused on pay-for-performance, competitiveness of our compensation program with our peer group, and a straight-forward compensation program with very few fringe benefits and without employment agreements that contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain talented executive officers within our industry.

We encourage our stockholders to read “Information Regarding our Board of Directors and Corporate Governance—Information Regarding the Committees of our Board of Directors—Compensation Committee,” “Executive Compensation—Compensation Discussion and Analysis,” “Executive Compensation—Compensation Plans and Arrangements” and the other sections of this Proxy Statement under “Executive Compensation” for more detail on our executive compensation programs and practices.

Our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Medivation’s named executive officers, as disclosed in Medivation’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to obtain advisory approval of the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Our Board Recommends

A Vote “For” Proposal No. 3

Proposal No. 4

Approval Of An Amendment And Restatement Of The Medivation, Inc.

Amended And Restated 2004 Equity Incentive Award Plan

Our Board and stockholders originally adopted the Medivation, Inc. 2004 Equity Incentive Award Plan in 2004, which was subsequently amended and restated in 2007, 2012, 2013, 2014 and 2015 as the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan (in its original form and as so amended and restated, the “Amended 2004 Plan”). Our Board is requesting stockholder approval of an amendment and restatement of the Amended 2004 Plan, or the Amended and Restated 2004 Plan, to make the following material changes:

•

increase the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 2004 Plan by 1,600,000[1] shares, from 47,700,000 to 49,300,000 shares, subject to certain changes in our capitalization; and

•

extend the term of the Amended and Restated 2004 Plan, as well as the last date upon which incentive stock options may be granted under the Amended and Restated 2004 Plan, to April 22, 2026, which is the ten-year anniversary of the date the Amended and Restated 2004 Plan was approved by our Board.

Our Board approved the Amended and Restated 2004 Plan on April 22, 2016, subject to stockholder approval. If this Proposal No. 4 is approved by our stockholders, the Amended and Restated 2004 Plan will become effective upon the date of the Annual Meeting. In the event our stockholders do not approve this Proposal No. 4, the Amended and Restated 2004 Plan will not become effective and the Amended 2004 Plan will continue in its current form.

Why Are We Requesting Additional Shares Now?

With our acquisition of talazoparib, our license of exclusive worldwide rights to pidilizumab, our diversification of enzalutamide beyond prostate cancer, and the advancement of our proprietary research and development programs, our employee base grew from 485 employees on December 31, 2014 to 628 employees on December 31, 2015, representing almost 30% growth in 2015.  While we still have 5,584,633 shares remaining available for grant as of March 15, 2016, if we exhaust our remaining share reserve, we will be unable to issue new equity awards to new and existing employees, consultants, officers and directors, and this would seriously hamper our ability to provide a competitive pay package to retain current and recruit prospective employees. Equity awards are a critical component of our compensation philosophy and our ability to compete for qualified employees with other biotechnology and pharmaceutical companies in the San Francisco Bay Area, where competition is fierce.  Therefore, we believe that approval of this request is in the best interest of our stockholders and Medivation.

While we recognize that equity awards may have a dilutive impact on existing stockholders, we believe that we have managed our existing equity reserves carefully, and that our current level of dilution and “burn rate” is reasonable, and in line with those of our peer companies, as demonstrated in the tables below. In addition, because many of our employee awards are granted in the form of stock options, these employees will only realize value from this type of award if they remain employed by the Company and our stock price increases, and in this circumstance, stockholders will also benefit through the increase in value of their holdings.

We believe that this share increase request will provide us with a sufficient number of shares to enable us to grant equity awards to our employees, directors and consultants for approximately one year. Thus, we anticipate seeking stockholder approval to increase the number of shares available for issuance under the Amended and Restated 2004 Plan again at our 2017 Annual Meeting of Stockholders.

[1]	All share amounts provided in this Proposal No. 4 have been adjusted to reflect our September 15, 2015, two-for-one stock split effected through a stock dividend.

Why You Should Vote for the Amended and Restated 2004 Plan

We Manage Our Equity Award Use Carefully and Dilution Is Reasonable

The following table provides certain additional information regarding our equity incentive program.

	As of		As of
	March 15, 2016		December 31, 2015
Total number of shares of common stock subject to outstanding stock options and SARs	12,772,194	(1)	11,406,297	(2)
Weighted-average exercise price of outstanding stock options and SARs	$23.77	(3)	$21.80	(4)
Weighted-average remaining term of outstanding stock options and SARs	6.35	(5)	6.00	(6)
Total number of shares of common stock subject to outstanding full value awards	1,736,967		1,089,046
Total number of shares of common stock available for grant under the Amended 2004 Plan	5,584,633		8,719,589
Total number of shares of common stock available for grant under other equity incentive plans	—		—

As of April 25, 2016
(Record Date)
Total number of shares of common stock outstanding	164,610,106
Per-share closing price of common stock as reported on NASDAQ Global Select Market	$52.07

(1)

There were 11,474,066 shares of common stock subject to outstanding stock options and 1,298,128 shares of common stock subject to outstanding SARs. The shares subject to outstanding SARs would be converted into 878,647 shares of our common stock based on the closing price of our common stock on March 15, 2016, which was $37.29 per share.

(2)

There were 10,108,169 shares of common stock subject to outstanding stock options and 1,298,128 shares of common stock subject to outstanding SARs. The shares subject to outstanding SARs would be converted into 974,536 shares of our common stock based on the closing price of our common stock on December 31, 2015, which was $48.34 per share.

(3)	The weighted-average exercise price of outstanding stock options was $25.10 and the weighted-average exercise price of outstanding SARs was $12.05.
(4)	The weighted-average exercise price of outstanding stock options was $23.05 and the weighted-average exercise price of outstanding SARs was $12.05.
(5)	The weighted-average remaining term of outstanding stock options was 6.45 years and the weighted- average remaining term of outstanding SARs was 5.50 years.
(6)	The weighted-average remaining term of outstanding stock options was 6.01 years and the weighted- average remaining term of outstanding SARs was 5.96 years.

Our Burn Rate Is Reasonable

The following table provides detailed information regarding the activity related to the Amended 2004 Plan for the fiscal year ended December 31, 2015. Our only equity incentive plan is the Amended 2004 Plan.

Fiscal Year 2015
Total number of shares of common stock subject to stock options granted	1,822,724
Total number of shares of common stock subject to SARs granted	—
Total number of shares of common stock subject to full value awards granted	670,244
Weighted-average number of shares of common stock outstanding	160,344,534
Burn Rate	1.6%

The Amended and Restated 2004 Plan Combines Compensation and Corporate Governance Best Practices

The Amended and Restated 2004 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•

Repricing is not allowed. The Amended and Restated 2004 Plan prohibits the repricing of outstanding stock options and SARs and the cancellation of any outstanding stock options or SARs that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Amended and Restated 2004 Plan without prior stockholder approval.

•

Stockholder approval is required for additional shares. The Amended and Restated 2004 Plan does not contain an annual “evergreen” provision. The Amended and Restated 2004 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•

Limit on Full Value Awards. The Amended and Restated 2004 Plan limits the number of shares available for full value awards by providing that each share issued pursuant to one of these types of awards reduces the number of shares available for grant under the Amended and Restated 2004 Plan by 1.5 shares. We provide this limit to reflect the greater grant date value of full value award shares as compared to stock options and SARs and we believe this ratio appropriately reflects the difference in value.

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No liberal share counting or recycling. The following shares will not become available again for issuance under the Amended and Restated 2004 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award; and (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award.

•

No liberal change in control provisions. The definition of change in control in the Amended and Restated 2004 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

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No discounted stock options or SARs. All stock options and SARs granted under the Amended and Restated 2004 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted.

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Limits on transferability. As described below, awards generally may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and awards may not be transferred if the participant is to receive consideration in connection with the transfer.

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No dividends or dividend equivalents on unvested performance awards. The Amended and Restated 2004 Plan prohibits paying or granting dividends or dividend equivalent rights with respect to any awards that are subject to performance-based vesting unless and until such awards actually vest.

•

Minimum vesting requirement. The Amended and Restated 2004 Plan provides that full value awards that are subject to performance-based vesting conditions generally may not vest at a rate faster than one year following the grant date (subject to certain exceptions).

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Awards subject to forfeiture/clawback. Awards granted under the Amended and Restated 2004 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

•

Limit on non-employee director awards. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board with respect to any calendar year, including awards granted under the Amended and Restated 2004 Plan and cash fees paid by us to such non-employee director, will not exceed (i) $1,000,000 in total value or (ii) in the event such non-employee director is first appointed or elected to our Board during such calendar year, $1,500,000 in total value.

Continued Ability to Grant Performance-Based Awards

Approval of the Amended and Restated 2004 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options, SARs and performance-based stock and cash awards under the Amended and Restated 2004 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal

Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, SARs and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the Amended and Restated 2004 Plan, which includes terms and conditions regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the Amended and Restated 2004 Plan (as described in the summary below).

We believe it is in the best interests of our company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we grant compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Description of the Amended and Restated 2004 Plan

The material features of the Amended and Restated 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended and Restated 2004 Plan itself which is attached as Annex A to this Proxy Statement.

Purpose

The purpose of the Amended and Restated 2004 Plan is to promote the success and enhance the value of Medivation by aligning the personal interests of the members of our Board and our officers, employees and consultants and of our subsidiaries with those of our stockholders and by providing these individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Amended and Restated 2004 Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of members of our Board and our officers, employees and consultants and of our subsidiaries upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Securities Subject to the Amended and Restated 2004 Plan

Under the Amended and Restated 2004 Plan, a total of 49,300,000 shares of our common stock are reserved for issuance pursuant to awards granted under the Amended and Restated 2004 Plan if this Proposal No. 4 is approved, subject to certain changes in our capitalization.

To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant or sale under the Amended and Restated 2004 Plan. Shares which are delivered to us by a participant or withheld by us in payment of the grant or exercise price of an award or in satisfaction of tax withholding obligations pursuant to an award (including any shares subject to an award that are not delivered to a participant because the award is exercised through a reduction of shares subject to the award (i.e., “net exercised”)) will be treated as issued under the Amended and Restated 2004 Plan and be deducted from the aggregate number of shares that may be issued. Shares repurchased on the open market with the proceeds of a grant or exercise price will not again be available for the grant of an award under the Amended and Restated 2004 Plan. Notwithstanding that a SAR may be settled by the delivery of a net number of shares, the full number of shares underlying such SAR will not again be available for the grant of an award under the Amended and Restated 2004 Plan. The shares of common stock delivered pursuant to a “full value award” will reduce the aggregate share limit described in the previous paragraph (1) by 1.4 shares for each share of our common stock that is issued or transferred pursuant to a full value award that was granted prior to the date of our 2014 Annual Meeting of Stockholders, or the 2014 Annual Meeting, and (2) by 1.5 shares for each share of our common stock that is issued or transferred pursuant to a full value award that was granted on or after the date of the 2014 Annual Meeting. Further, to the extent that a share of our common stock is issued pursuant to a full value award and such share again becomes available for issuance under the Amended and Restated 2004 Plan, the number of shares of our common stock available for issuance under the Amended and Restated 2004 Plan will increase (1) by 1.4 shares for shares returning prior to the date of the 2014 Annual Meeting, and (2) by 1.5 shares for shares returning on or after the date of the 2014 Annual Meeting. A “full value award” is any award other than an option or other award for which a participant pays the value of the common stock on the date of grant (whether directly or by forgoing a right to receive a payment from Medivation). To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by Medivation or any our subsidiaries will not be counted against shares available for grant pursuant to the Amended and Restated 2004

Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will also not be counted against the shares available for issuance under the Amended and Restated 2004 Plan.

No shares may again be the subject of options, granted or awarded if the action would cause any option intended to qualify as an incentive stock option under Section 422 of the Code, not to so qualify.

Administration

Our Board has delegated administration of the Amended and Restated 2004 Plan to our Compensation Committee. Our Compensation Committee will administer the Amended and Restated 2004 Plan and is also authorized to adopt, amend and rescind rules relating to the administration of the Amended and Restated 2004 Plan, and may also delegate certain functions to a committee comprising one or more members of our Board or, subject to all applicable limitations and requirements of Delaware law, officers of the company. Our Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended and Restated 2004 Plan. Our Board may at any time abolish our Compensation Committee and/or revest in itself the authority to administer the Amended and Restated 2004 Plan.

Eligibility

All of our employees, as well as directors and consultants of Medivation and our subsidiaries, are eligible to participate in the Amended and Restated 2004 Plan and may receive all types of awards authorized under the Amended and Restated 2004 Plan other than incentive stock options. Incentive stock options may only be granted under the Amended and Restated 2004 Plan to employees of Medivation and employees of our subsidiaries. We currently do not grant equity awards to consultants. As of April 25, 2016, we had approximately 694 employees, seven non-employee directors and a limited number of consultants who were employees at the time of their grants, whose service as employees and consultants were continuous such that termination of their employment did not constitute a termination of service for purposes of our Amended and Restated 2004 Plan. As such, vesting of their outstanding stock options and other equity awards did not cease on their separation date but continued for the duration of their consulting period.

Non-Employee Director Compensation Limit

The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board with respect to any calendar year, including awards granted under the Amended and Restated 2004 Plan and cash fees paid by us to such non-employee director, will not exceed (i) $1,000,000 in total value or (ii) in the event such non-employee director is first appointed or elected to our Board during such calendar year, $1,500,000 in total value, in each case calculating the value of any awards granted under the Amended and Restated 2004 Plan based on the grant date fair value of such awards for financial reporting purposes.

Awards Under the Amended and Restated 2004 Plan

The Amended and Restated 2004 Plan provides for awards in the form of stock options, SARs, Restricted Stock Units, or RSUs, dividend equivalents, stock payments, performance shares, performance-based awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award, including any vesting provisions. Although our Compensation Committee has the authority to determine the vesting conditions for awards granted under the Amended and Restated 2004 Plan, the terms of the Amended and Restated 2004 Plan provide that full value awards granted to employees or consultants that are subject to performance-based vesting conditions may not vest at a rate faster than one year following the grant date (subject to certain exceptions).

•

Non-Qualified Stock Options, or NQSOs, provide for the right to purchase common stock at a specified price and usually will become exercisable (at the discretion of our Compensation Committee) in one or more installments after the grant date, subject to the participant’s continued service with us and/or subject to the satisfaction of performance targets established by our Compensation Committee. NQSOs may be granted for any term not to exceed ten years from the date of grant. All NQSOs granted under the Amended and Restated 2004 Plan will have an exercise price not less than the fair market value of our common stock on the date of grant. Our Compensation Committee will determine the methods by which the exercise price of an NQSO may be paid, which may include (i) cash, (ii) a promissory note, (iii) shares of our common stock, (iv) other property acceptable to our Compensation Committee (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the stock option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the exercise price, provided that payment of such proceeds is then made to us upon settlement of such sale), and (v) a “net exercise” arrangement.

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Incentive Stock Options, or ISOs, are designed to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among the restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant. In the case of an ISO granted to an employee who owns (or is deemed to own) more than ten percent of the total combined voting power of all classes of our stock, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant, and the ISO must expire no later than the fifth anniversary of the date of its grant. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NQSOs. Our Compensation Committee will determine the methods by which the exercise price of an ISO may be paid, which may include the forms of payment described above for NQSOs, except for a “net exercise” arrangement. Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the Amended and Restated 2004 Plan is 95,400,000 shares. The reason this number is greater than the share reserve is because we will deduct shares from this limit each time an ISO is granted (that is, if shares subject to an ISO terminate, expire or lapse and become available again for grant, we will again deduct the same shares from this ISO limit if they are again granted in the form of an ISO). No incentive stock options may be granted under the Amended and Restated 2004 Plan after April 22, 2026.

•

Restricted stock awards may be granted to participants and made subject to the restrictions as may be determined by our Compensation Committee (including limitations on voting rights or the right to receive dividends on the restricted stock). Except as otherwise determined by our Compensation Committee, upon termination of a participant’s service during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire.

•

RSUs may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued service or on performance criteria established by our Compensation Committee. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock will not be issued until the RSU award has vested and the award has been settled. Recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

SARs may be granted in connection with stock options or separately. SARs granted by our Compensation Committee in connection with stock options typically will provide for payments to the holder based upon increases in the fair market value of our common stock over the exercise price of the related option. There are no restrictions specified in the Amended and Restated 2004 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by our Compensation Committee in the SAR agreements, including for purposes of compliance with Section 162(m) of the Code. Our Compensation Committee may elect to pay SARs in cash or in common stock or in a combination of both. SARs may be granted for any term not to exceed ten years from the date of grant specified by our Compensation Committee. All independent SARs granted under the Amended and Restated 2004 Plan will have an exercise price not less than the fair market value of our common stock on the date of grant.

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Dividend Equivalents represent the right to receive the value (in cash or common stock) of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by awards held by the participant. No dividends or dividend equivalents may be paid or granted with respect to options or SARs subject to performance-based vesting or otherwise intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Amended and Restated 2004 Plan to the contrary, no dividend equivalents will be paid with respect to any Performance-Based Awards until such awards are earned.

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Stock Payments may be authorized by our Compensation Committee in the form of shares of common stock or an option or other right to purchase common stock as part of any bonus, deferred compensation or arrangement in lieu of all or any part of the compensation.

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Performance Share Awards represent the right to receive cash, common stock or other awards, the payment of which is contingent upon achieving performance goals established by our Compensation Committee. The awards may be denominated in a number of shares of common stock or in a dollar value of shares of common stock.

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Performance-Based Awards are awards of restricted stock, RSUs, dividend equivalents, stock payments or performance shares granted to an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code. The awards are subject to terms and conditions, as described under “Section 162(m)” below. The vesting period for such awards may not be less than one year, except that such awards may vest in full upon the participant’s death or disability, or upon a change of control.

Subject to certain changes in our capitalization, (i) the maximum number of shares which may be subject to all awards (including options, SARs and performance-based awards) granted under the Amended and Restated 2004 Plan to any one participant during any calendar year may not exceed 4,000,000 shares of common stock and (ii) the maximum amount of cash that may be paid to any one participant during any calendar year with respect to one or more performance-based awards that are only payable in cash is $5 million. These limits are designed to allow us to grant certain awards that are intended to be exempt from the $1 million limit on the income tax deductibility of compensation paid to “covered employees” under Section 162(m) of the Code.

Section 162(m). As discussed above, Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for compensation paid to “covered employees” in excess of $1 million, although certain types of “performance-based compensation” may qualify for an exemption from this deductibility limit. Our Compensation Committee may grant awards to covered employees that may qualify as performance-based compensation that is not subject to this $1 million limit on deductibility; however, we cannot guarantee that such compensation ultimately will be deductible by us. The awards may be paid, vest or become exercisable only upon the attainment of performance goals which are related to one or more of the following performance criteria:

•	earnings per share;
•	earnings before interest, taxes and depreciation;
•	earnings before interest, taxes, depreciation and amortization (EBITDA);
•	net earnings;
•	return on equity;
•	return on assets, investment, or capital employed;
•	operating margin;
•	gross margin;
•	operating income;
•	net income (before or after taxes);
•	net operating income;
•	net operating income after tax;
•	pre- and after-tax income;
•	pre-tax profit;
•	operating cash flow;
•	sales or revenue targets;
•	increases in revenue or product revenue;

•	expenses and cost reduction goals;
•	improvement in or attainment of expense levels;
•	improvement in or attainment of working capital levels;
•	economic value added;
•	market share;
•	cash flow;
•	cash flow per share;
•	share price performance;
•	debt reduction;
•

implementation or completion of projects or processes (including, without limitation, in-license, out- license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply);

•	customer satisfaction;
•	total stockholder return; and
•	stockholders’ equity.

The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree the performance goals have been attained will be determined by our Compensation Committee within the time period prescribed by Section 162(m) of the Code. If any performance goals are based on the performance criteria set forth in the bullets above that refer to items that are typically calculated in accordance with GAAP, at the time such performance goals are established for a performance period, our Compensation Committee must specify whether the performance goals are to be calculated in accordance with GAAP or on a non-GAAP basis; provided, that to the extent the performance goals are to be determined on a non-GAAP basis, our Compensation Committee must also set forth in writing at the time the performance goals are established, the precise manner in which such performance goals will be calculated. Performance goals may be expressed in terms of Medivation’s overall performance or the performance of a subsidiary, affiliate, division or business unit, and may be measured either in absolute terms or as compared to any incremental increase or results of a peer group. Our Compensation Committee is authorized to, within the time period prescribed by Section 162(m) of the Code, make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges or benefits; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude non-cash charges or benefits; and (vi) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, our Compensation Committee retains the discretion to reduce or eliminate the amount due under a performance-based award.

Limits on Transferability

Awards generally may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. Our Compensation Committee may allow awards other than ISOs to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes), subject to such additional terms and conditions as our Compensation Committee deems appropriate. Awards may not be transferred if the participant is to receive consideration in connection with the transfer.

Repricing; Cancellation and Re-Grant of Awards

Under the Amended and Restated 2004 Plan, neither our Board nor our Compensation Committee will have the authority to (i) reduce the exercise price of any outstanding stock option or SAR under the Amended and Restated 2004 Plan or (ii) cancel any outstanding stock option or SAR that has an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Amended and Restated 2004 Plan, unless our stockholders have approved such an action within 12 months prior to such an event.

Clawback Policy

Awards granted under the Amended and Restated 2004 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, our Compensation Committee may impose other clawback, recovery or recoupment provisions in an award agreement as our Compensation Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Adjustments Upon Changes in Capitalization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of assets to our stockholders (including extraordinary dividends) or any other change affecting our common stock, our Compensation Committee will make proportionate adjustments to the aggregate number and type of shares of stock that may be issued under the Amended and Restated 2004 Plan (including the limitations on the number of shares issuable to a participant during a given calendar year and the aggregate number of shares issuable pursuant to the exercise of incentive stock options), the terms and conditions of any award outstanding under the Amended and Restated 2004 Plan (including any applicable performance targets or criteria), and the number and type of shares subject to, and the grant or exercise price of, any such award. Any adjustment affecting an award intended to qualify as performance-based compensation will be made consistent with the requirements of Section 162(m) of the Code.

Change of Control

In the event of a change of control, all unvested awards under the Amended and Restated 2004 Plan will become fully vested and exercisable or payable, as applicable, and all forfeiture restrictions on the awards will lapse. Upon, or in anticipation of, a change of control, our Compensation Committee may cause any and all awards outstanding under the Amended and Restated 2004 Plan to terminate at a specific time in the future and will give each participant the right to exercise the awards during a period determined by our Compensation Committee. Under the Amended and Restated 2004 Plan, a change of control is generally defined as:

•	the direct or indirect acquisition of 50% or more of the voting stock of Medivation;
•

if, during any period of two consecutive years, individuals who, at the beginning of the period, constitute our Board together with any new director(s) whose election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

•

the consummation by Medivation (whether directly involving Medivation or indirectly involving Medivation through one or more intermediaries) of (1) a merger, consolidation, reorganization or business combination, (2) a sale or other disposition of all or substantially all of our assets or (3) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or

•	a liquidation or dissolution of Medivation.

Amendment and Termination of the Amended and Restated 2004 Plan

With the approval of our Board, our Compensation Committee may amend, modify or terminate the Amended and Restated 2004 Plan at any time and for any reason. However, the Amended and Restated 2004 Plan requires stockholder approval for any amendment to the Amended and Restated 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, or stock exchange rules. Stockholder approval is also required for any amendment to the Amended and Restated 2004 Plan that increases the number of shares available under the Amended and Restated 2004 Plan (other than any adjustments as discussed above), permits our Compensation Committee to extend the exercise period for an option beyond ten years from the date of grant, or results in a material increase in benefits or a change in eligibility requirements. No termination, amendment, or modification of the Amended and Restated 2004 Plan may adversely affect in any material way any award previously granted without the consent of the holder. Unless terminated earlier, the Amended and Restated 2004 Plan will terminate on April 22, 2026.

Securities Laws

The Amended and Restated 2004 Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder, including without limitation Rule 16b-3. The Amended and Restated

2004 Plan will be administered, and awards will be granted and may be exercised, if applicable, only in such a manner as to conform to these laws, rules and regulations.

Federal Income Tax Consequences Associated with the Amended and Restated 2004 Plan

The following is a general summary of the principal United States federal income taxation consequences to participants and us under current law with respect to participation in the Amended and Restated 2004 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside or the rules applicable to deferred compensation under Section 409A of the Code. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options. Generally, there is no taxation upon the grant of an NQSO if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise of NQSOs the optionee will recognize ordinary income in an amount equal to the difference, if any, between the option exercise price and the fair market value of the shares on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses. Subject to certain restrictions and limitations, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options. Generally, an optionee is not subject to ordinary income tax upon the grant or exercise of an ISO, although the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of the ISO generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the ISO is exercised. If an optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the optionee’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the ISO, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the ISO, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

Upon a disqualifying disposition of shares in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to those shares. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on an exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the optionee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

SARs. In general, the tax treatment of a SAR is similar to that of a NQSO.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the shares are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient for the shares. If a share is not vested when it is received, the recipient generally will not recognize income until the share becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the share on the date it becomes vested over any amount paid by the recipient in exchange for the share. A recipient may file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the share on the date the award is granted over any amount paid by the recipient for the share. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any ordinary income recognized either when the share is received or when the share becomes vested.

Subject to the satisfaction of certain reporting requirements and other conditions as described above, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

RSU Awards. Generally, the recipient of an RSU structured to either comply with or be exempt from the requirements of Section 409A of the Code will recognize ordinary income at the time the shares of our common stock are delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. The recipient’s basis in the shares will be the amount paid plus any ordinary income recognized when the shares are delivered. Subject to the satisfaction of certain reporting requirements and other conditions as described above, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income. Subject to the satisfaction of certain reporting requirements and other conditions as described above, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Performance Share Awards. A participant who has been granted a performance share award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income. Subject to the satisfaction of certain reporting requirements and other conditions as described above, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received. Subject to the satisfaction of certain reporting requirements and other conditions as described above, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Impact of Section 409A of the Code. The Amended and Restated 2004 Plan provides for the grant of various types of awards which may not be exempt from Section 409A of the Code. If an award is subject to Section 409A of the Code, and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described and also could result in the imposition of additional taxes and penalties.

New Plan Benefits

Amended and Restated 2004 Plan
Name and position	Dollar value		Number of shares
David T. Hung, M.D.		(1)		(1)
President and Chief Executive Officer
Richard A. Bierly		(1)		(1)
Former Chief Financial Officer
Mohammad Hirmand, M.D.		(1)		(1)
Interim Chief Medical Officer
Andrew Powell		(1)		(1)
General Counsel and Corporate Secretary
Thomas Templeman, Ph.D.		(1)		(1)
Senior Vice President of Pharmaceutical Operations
Jennifer J. Rhodes		(1)		(1)
Former General Counsel and Corporate Secretary
Lynn Seely, M.D.		(1)		(1)
Former Chief Medical Officer
All current executive officers as a group		(1)		(1)
All current directors who are not executive officers as a group	$2,450,000 per year			(2)
All employees, including all current officers who are not executive officers, as a group		(1)		(1)

(1)

Awards granted under the Amended and Restated 2004 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended and Restated 2004 Plan, and our Board and our Compensation Committee have not granted any awards under the Amended and Restated 2004 Plan subject to stockholder approval of this Proposal No. 4. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended and Restated 2004 Plan are not determinable.

(2)

Awards granted under the Amended and Restated 2004 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended and Restated 2004 Plan. However, pursuant to our current compensation arrangements for non-employee directors, each of our current non-employee directors is eligible to receive annual equity grants each year equal to a Black-Scholes value of $350,000, split equally between stock options and restricted stock awards. After the date of the Annual Meeting, any such awards will be granted under the Amended and Restated 2004 Plan if this Proposal No. 4 is approved by our stockholders. For additional information regarding our current compensation arrangements for non-employee directors, please see “Executive Compensation—Director Compensation” below.

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to awards that have been granted (even if not currently outstanding) under the Amended 2004 Plan through April 25, 2016.

Amended 2004 Plan
Name and position	Number of shares
David T. Hung, M.D.	5,172,738
President and Chief Executive Officer
Richard A. Bierly	232,198
Former Chief Financial Officer
Mohammad Hirmand, M.D.	717,454
Interim Chief Medical Officer
Andrew Powell	120,700
General Counsel and Corporate Secretary
Thomas Templeman, Ph.D.	116,400
Senior Vice President of Pharmaceutical Operations
Jennifer J. Rhodes	284,000
Former General Counsel and Corporate Secretary
Lynn Seely, M.D.	3,467,873
Former Chief Medical Officer
All current executive officers as a group	6,312,077
All current directors who are not executive officers as a group	4,295,710
Each nominee for election as a director:
Kim D. Blickenstaff	840,470
Kathryn E. Falberg	87,870
David T. Hung, M.D.	5,172,738
Michael L. King, Ph.D.	18,353
C. Patrick Machado	2,374,397
Dawn Svoronos	106,280
W. Anthony Vernon	780,470
Wendy L. Yarno	87,870
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	12,148,278

Vote Required; Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended and Restated 2004 Plan. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Our Board Recommends

A Vote “For” Proposal No. 4

Proposal No. 5

Shareholder Proxy Access

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, a beneficial owner of 80 shares of common stock of Medivation (which he refers to as “the Company” in his proposal), has notified us that he, along with Myra K. Young, intend to present the following resolution at the Annual Meeting.  We are not responsible for the contents of this shareholder proposal or the supporting statement. OUR BOARD, AFTER CAREFUL CONSIDERATION, RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Beginning of Shareholder Proposal:

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater.  This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

(a)	Have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;
(b)

Give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

(c)

Certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”).  The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit.  No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising U.S. market capitalization by up to $140 billion.  This is according to a cost-benefit analysis by the Chartered Financial Analyst Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule.

Please vote to enhance shareholder value: Shareholder Proxy Access – Proposal 5

End of Shareholder Proposal.

Our Board of Directors’ Statement in Opposition

Our Board of Directors has considered this proposal and believes it does not serve the best interests of Medivation or our stockholders.  As discussed in more detail below, our Board believes the proposal ignores the effective voice that our stockholders already have through our existing corporate governance principles and practices, would introduce a potentially destabilizing dynamic into the director election process, could increase the influence of special interests and fails to provide appropriate safeguards.  Accordingly, our Board recommends a vote “AGAINST” this proposal.

1.	The proposal is a solution in search of a problem that does not exist at Medivation.

The fundamental premise of the proposal is that our stockholders do not have an effective voice in electing directors and that the proposed measure is required to remedy that situation. However, our Board believes this premise is invalid and that the proposal is unnecessary. At each annual meeting over the last three years, none of our director nominees received less than 97% of votes “for” his or her election (excluding broker non-votes).  Accordingly, our Board believes our stockholders have spoken clearly and expressed their continued confidence in the Board through their votes for our director nominees.

Our Board believes that the need for proxy access should be evaluated in the context of Medivation’s overall corporate governance practices, which already provide stockholders with the following opportunities to offer input into the director nomination and election process and to make their views known to our Board:

•

Stockholders can correspond with our Board or any individual member of our Board (see the section titled “Stockholder Communications with our Board”) and we actively seek stockholder input on matters relating to corporate governance.  In response to this proxy access proposal, our Board directed management to seek input from our significant stockholders regarding their philosophy and guidelines relating to proxy access.  As a result of that outreach, we learned that our stockholders have different perspectives on the advisability of proxy access.  One perspective was that proxy access proposals were unnecessary in light of the existing avenues stockholders have available to communicate with Medivation.  Another perspective was that, while proxy access may be advisable because it may improve long-term stockholders’ ability to participate in director elections, such proposals should be appropriately limited to avoid abuse.  Institutional stockholder guidelines available to us generally provided for more limited proxy access rights than the proposal presented here.

•

Stockholders can propose director candidates to the Nominating and Corporate Governance Committee, which the Committee evaluates in the same manner as candidates identified by any other person, including incumbent members of our Board (see the section titled “Nominating and Corporate Governance Committee”).  To date, none of our stockholders has asked the Committee to consider a nominee for election to the Board.

•

Stockholders can solicit proxies for their own candidates for director and nominate them directly at the annual meeting of stockholders, and can submit proposals on other matters for inclusion in the proxy and presentation at the annual meeting.

•

We do not have classified a board; our directors are elected annually.  We also have a director resignation policy under which any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee (see the section titled “Proposal No. 1—Election of Directors”).

The Board believes that these provisions and policies together have been effective in providing stockholders with significant access and other rights, while promoting Board responsiveness and accountability to all stockholders, not a narrow few seeking to advance their own agenda.

2.	The proposal would undermine the important role of our independent Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, our Board will possess the appropriate talent, skills and expertise to oversee our business and operations.  The Committee also evaluates whether candidates are independent and whether they exhibit integrity, collegiality, leadership skills, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. We believe this Committee is best situated to assess all of these particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded board of directors that operates openly and collaboratively and represents the interests of all stockholders.  Furthermore, in making its assessment, the Committee has a fiduciary duty to act in the best interests of Medivation and all stockholders, unlike a stockholder or a group of stockholders, who have no fiduciary obligations to Medivation or other stockholders, are not bound by our corporate governance policies and practices and can therefore be motivated entirely by their own special interests, including promotion of short-term horizons at the expense of long-term value creation.

3.	This proposal has the potential to result in an inexperienced, fragmented and less effective Board of Directors, which is not in the long-term interest of our stockholders.

Given that our Board is not classified, proxy access could make disruptive contested elections an annual event, which could lead to high director turnover and result in a less experienced Board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies.  These abrupt changes in the composition of our Board of Directors could encourage a more short-term focus and impair our ability to develop, refine, monitor and execute our long-term plans, putting stockholder value at risk.  In addition, the prospect of routine proxy contests may deter qualified Board candidates, and even incumbent directors, from serving or continuing to serve on our Board.

Moreover, the election of a stockholder’s director nominee, particularly one representing a narrow interest, risks creating discord among members of the Board. A director that does not offer the mix of skills, character and professional experience the Board seeks would at best fail to contribute to the work of the Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the director injects special interest politics into the boardroom to advance the agenda of a minority rather than advocating for the long-term interests of all stockholders. Significantly, at the time the stockholder’s nominee is submitted to a vote of the stockholders, any special agenda of the nominating stockholder or the director nominee may not be known to us or to our stockholders.

4.	The Specific Terms of This Proposal Are Problematic.

The Board believes that specific terms of this proposal, including those discussed below, fail to provide safeguards to avoid abuse, and therefore, are not in the best interests of our stockholders:

•

The proposal does not require proxy access nominees to be free of affiliations with our competitors or even to qualify as “independent” within the meaning of the NASDAQ independence requirements, and the proposal further prohibits us from including such requirements.  Our Board believes that the introduction of non-independent directors to the Board may cause Medivation to fall out of compliance with applicable NASDAQ independence requirements, which could ultimately harm stockholders.

•

The proposal does not require nominating stockholders to retain ownership of their shares through the date of the annual meeting, which would allow a nominating stockholder to sell all of its shares prior to the annual meeting, but still have the nomination submitted at the annual meeting even though the interests of the nominating stockholder may well diverge from those of Medivation and our remaining stockholders.

•

The proposal permits the use of recallable loaned stock by a nominating stockholder to meet the 3% ownership requirement, but does not require the nominating stockholder to have recalled the loaned stock or the stockholder’s voting rights associated with the loaned stock prior to submitting its director nominee for inclusion in Medivation’s proxy or at any time prior to the annual meeting.

•

The proposal prohibits any limit on the number of stockholders forming a group for purposes of achieving the 3% ownership threshold, which undermines the important concept that only those with a substantial financial stake should be able to nominate directors and could allow hundreds of special-interest stockholders to act together and administratively burden us to verify their eligibility.

•

The effects of the proposal are disproportionate with the ownership requirement as the proposal allows a single stockholder owning 3% of Medivation’s common stock to nominate 25% of the Board of Directors.

Our Board recognizes that the ability to elect directors is one of stockholders’ most fundamental rights.  Our Board believes that the current measures employed by Medivation for the nomination and election of directors support that right and have led to a board that is responsive to stockholder input and promotes a strategy of long-term value creation.  For the foregoing reasons, our Board believes that adoption of this proposal is not in the best interests of our stockholders and, after careful consideration, recommends a vote “Against” this stockholder proposal for proxy access.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve the adoption of this proposal.  If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Our Board Recommends

A Vote “Against” Proposal No. 5

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to all of Medivation’s compensation plans in effect as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)($) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#) (3)
Equity compensation plans approved by security holders	12,171,751	$22.08	14,407,503
Equity compensation plans not approved by security holders	—	—	—
Total	12,171,751	$22.08	14,407,503

(1)

Consists of securities issuable under our Amended and Restated 2004 Equity Incentive Award Plan (the “Amended 2004 Plan”). The number of securities to be issued upon exercise of outstanding options, warrants and rights (a) consists of 10,108,169 shares to be issued upon the exercise of outstanding options, 1,089,046 shares to be issued pursuant to the vesting of outstanding Restricted Stock Units, or RSUs, and 974,536 shares to be issued upon the exercise of 1,298,128 outstanding stock appreciation rights, or SARs, computed using the spread between the closing price per share of our common stock on December 31, 2015, and the underlying exercise price of the SARs, and (b) excludes 5,687,914 shares of common stock that may be issued under our 2013 Employee Stock Purchase Plan.

(2)	Calculated as the weighted average exercise price of outstanding options and SARs. RSUs do not have an exercise price and therefore have not been included in the calculation.
(3)

The number of securities remaining available for future issuance under equity compensation plans reflects all shares issuable under our 2013 Employee Stock Purchase Plan and the terms of the Amended 2004 Plan. The terms of the Amended 2004 Plan provide that the number of shares of our common stock available for future issuance under the Amended 2004 Plan is reduced by (a) 1 share for each share which is issued pursuant to an option or SAR granted with an exercise price at or above fair market value on the date of grant, (b) 1.4 shares for each share which is issued prior to the date of our 2014 Annual Meeting pursuant to other equity-based awards, or full value awards, and (c) 1.5 shares for each share which is issued on or after the date of our 2014 Annual Meeting pursuant to full value awards. To the extent that any award is cancelled, the corresponding numbers of shares of common stock subject to such award are added to the number of shares remaining available for future issuance under the Amended 2004 Plan, provided that to the extent there is issued a share pursuant to a full value award that counted as more than one share against the number of shares available for issuance under the Amended 2004 Plan and such share again becomes available for issuance under the Amended 2004 Plan, the number of shares available for issuance under the Amended 2004 Plan will increase by (a) 1.4 shares for shares returning prior to the date of our 2014 Annual Meeting, and (b) 1.5 shares for shares returning on or after the date of our 2014 Annual Meeting. As of December 31, 2015, 8,719,589 shares remained available for issuance under the terms of our Amended 2004 Plan and 5,687,914 shares remained available for issuance under the terms of our 2013 Employee Stock Purchase Plan.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth information regarding the ownership of our common stock as of March 15, 2016, (except as noted) by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Medivation as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as indicated by footnotes, and subject to applicable community property laws where applicable, we believe that each of the stockholders named in this table possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
FMR LLC and certain affiliates (2)	23,872,815	14.52%
245 Summer Street
Boston, MA 02210
The Vanguard Group and certain affiliates (3)	11,369,030	6.91%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (4)	10,696,811	6.50%
55 East 52nd Street
New York, NY 10022
Directors and Named Executive Officers
David T. Hung, M.D. (5)	4,284,836	2.61%
Richard A. Bierly (6)	52,278	*
Mohammad Hirmand, M.D. (7)	190,422	*
Andrew Powell (8)	1,365	*
Jennifer J. Rhodes (9)	32,180	*
Thomas Templeman, Ph.D.	—	—
Lynn Seely, M.D. (10)	881,676	*
Kim D. Blickenstaff (11)	182,178	*
Kathryn E. Falberg (12)	123,428	*
Michael L. King, Ph.D.	—	—
C. Patrick Machado (13)	598,372	*
Dawn Svoronos (14)	71,064	*
W. Anthony Vernon (15)	242,178	*
Wendy L. Yarno (16)	71,554	*
All executive officers and directors as a group (12 persons) (17)	5,817,675	3.54%

*	Represents beneficial ownership of less than one percent.
(1)

This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Applicable percentages are based on 164,467,542 shares of our common stock outstanding on March 15, 2016, adjusted as required by rules promulgated by the SEC.  The numbers of shares issuable upon exercise of exercisable SARs within 60 days of March 15, 2016, is calculated based upon the closing price of our common stock on March 15, 2016.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2016. FMR LLC has sole voting power over 2,335,427 shares, and each of FMR LLC and Abigail P. Johnson has sole dispositive power over all of the shares. Ms. Johnson is a Director, the Vice Chairman, Chief Executive Officer and President of FMR LLC. FMR Co., Inc. also beneficially owns shares beneficially owned by FMR LLC constituting in excess of 5% of our outstanding common stock. The Schedule 13G/A filed by FMR LLC and Ms. Johnson provides information only as of December 31, 2015, and, consequently, the beneficial ownership of FMR LLC and Ms. Johnson may have changed between December 31, 2015, and March 15, 2016.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote of 158,793 shares, shared power to vote or direct the vote of 15,500 shares, sole power to dispose or direct the disposition of 11,192,037 of the shares and shared power to dispose or direct the disposition of 176,993 of the shares. The Schedule 13G/A provides information as of December 31, 2015, and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2015, and March 15, 2016.

(4)

Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016. BlackRock, Inc. (“BlackRock”) has sole voting power over 9,516,705 shares and sole dispositive power over all of the shares. The Schedule 13G/A filed by BlackRock provides information as of December 31, 2015, and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2015, and March 15, 2016.

(5)

Includes: (i) 145,120 shares held in a personal trust; (ii) 2,325,218 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (iii) 359,599 shares issuable upon exercise of 534,400 SARS exercisable within 60 days of March 15, 2016.

(6)	Consists of: (i) 41,938 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (ii) 10,340 shares issuable upon vesting of RSUs within 60 days of March 15, 2016.
(7)

Includes: (i) 127,900 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; (ii) 40,513 shares issuable upon exercise of 58,800 SARs exercisable within 60 days of March 15, 2016; and (iii) 337 shares issued under our 2013 Employee Stock Purchase Plan within 60 days of March 15, 2016.

(8)	Includes 1,165 shares issued under our 2013 Employee Stock Purchase Plan within 60 days of March 15, 2016.
(9)	Includes 21,082 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016, which expired on March 30, 2016.
(10)

Includes: (i) 550,368 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (ii) 149,922 shares issuable upon exercise of 222,800 SARs exercisable within 60 days of March 15, 2016.

(11)	Includes 170,564 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016.
(12)	Includes: (i) 50,000 shares held in a personal trust; and (ii) 46,814 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016.
(13)

Includes: (i) 383,786 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (ii) 149,922 shares issuable upon exercise of 222,800 SARs exercisable within 60 days of March 15, 2016.

(14)	Includes: (i) 55,986 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (ii) 5,002 shares issuable upon vesting of RSUs within 60 days of March 15, 2016.
(15)	Includes 230,564 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016.
(16)	Includes: (i) 44,940 shares issuable upon exercise of options exercisable within 60 days of March 15, 2016; and (ii) 5,002 shares issuable upon vesting of RSUs within 60 days of March 15, 2016.
(17)	Consists of shares beneficially owned by each executive officer and director as of March 15, 2016, including the shares described in footnotes 5 through 8 and 11 through 16 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Medivation. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Executive Officers

The names, ages and other information concerning our executive officers as of April 25, 2016, are set forth below:

NAME	AGE	POSITION HELD AT MEDIVATION
David T. Hung, M.D.	58	President, Chief Executive Officer and Director
Jennifer Jarrett	45	Chief Financial Officer
Mohammad Hirmand, M.D.	46	Interim Chief Medical Officer
Marion McCourt	56	Chief Operating Officer
Andrew Powell	58	General Counsel and Corporate Secretary

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth under “Proposal No. 1—Election of Directors.”

Jennifer Jarrett. Ms. Jarrett joined us as our Chief Financial Officer in April 2016, succeeding Richard A. Bierly who announced his retirement as our Chief Financial Officer in March 2016. Ms. Jarrett joined Medivation from Citigroup, where she was Managing Director since 2010, responsible for building and managing Citigroup’s West Coast life sciences and biotechnology investment banking group. From 2000 to 2010, Ms. Jarrett was at Credit Suisse, most recently as Managing Director, focused on the biotechnology sector. From 1998 to 2000, Ms. Jarrett was at Donaldson, Lufkin & Jenrette until it was acquired by Credit Suisse. Ms. Jarrett earned a Bachelor’s degree in Economics, cum laude, from Dartmouth College and holds a Master’s of Business Administration from Stanford Graduate School of Business.

Mohammad Hirmand, M.D.  Dr. Hirmand was appointed Interim Chief Medical Officer in October 2015. He joined Medivation in 2007 as Senior Director of Clinical Development, was promoted to Vice President of Clinical Development in 2008 and promoted to Senior Vice President of Clinical Development and Operations in September 2014. Before joining Medivation, he was a Senior Director of Clinical Development at Nuvelo, Inc. (now ARCA biopharma), where he led the clinical development department comprised of clinical operations, clinical data management and clinical sciences/medical monitor staff. Before that, he served as Director of Oncology Development at SuperGen, Inc. (now Astex Pharmaceuticals, Inc) and as Associate Director of Clinical Research at Amgen, Inc. (formerly at Tularik, Inc. prior to its acquisition by Amgen), where he led clinical development efforts for Tularik's oncology trials. Early in his career, he was a clinical scientist and manager of market development and product evaluation at Theravance Biopharma, Inc. Dr. Hirmand holds a Bachelor of Arts degree from Cornell University. Dr. Hirmand received his M.D. from Harvard Medical School.

Marion McCourt.  Ms. McCourt became our Chief Operating Officer in February 2016.  Ms. McCourt joined Medivation from Amgen Inc. where she most recently served as a Vice President in U.S. Commercial Operations from February 2014 to January 2016 where she was part of the team that drove Amgen’s Launch Readiness for multiple assets and led the Organized Customer Team. From May 2013 to January 2014, Ms. McCourt served as Vice President and General Manager at Amgen where she was responsible for the bone health and primary care business unit. From 2012 to 2013, she was Chief Operating Officer for AstraZeneca US with leadership and profit and loss accountability for AstraZeneca’s largest market with $13 billion in sales. Her responsibilities included oversight and direct report of all U.S. commercial functions, including medical affairs, business development, finance, human resources, legal, operations, payer-government and sales and marketing. During her 12-year tenure at AstraZeneca, Ms. McCourt was President & CEO of AstraZeneca Canada Inc. from 2011 to 2012 and also held the following roles in AstraZeneca Pharmaceuticals LP: Vice President US Business Development, Strategy & Launch; Vice President of Business Units; and Vice President Managed Markets, Government & Policy.  Ms. McCourt holds a Bachelor of Science degree in Biology from Lafayette College.

Andrew Powell.  Mr. Powell joined Medivation as Senior Vice President, General Counsel and Corporate Secretary in May 2015. He brings to Medivation more than 25 years of leadership experience in the life sciences industry, most recently as Executive Vice President, General Counsel and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015, where he helped the company prepare for the U.S. approval and launch of Esbriet® (pirfenidone) as a treatment for idiopathic pulmonary fibrosis and played a leadership role in InterMune’s acquisition by Swiss drug maker Roche for more than $8 billion. Early in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia; Mr. Powell led the global law practice at Baxter Bioscience. Subsequently, he was part of the senior team that repositioned Collagenex Pharmaceuticals, Inc. as a leader in dermatology. Mr. Powell then served as Senior Vice President and General Counsel at ImClone Systems, Inc., where he helped the company grow before playing a key role in a successful process that resulted in a sale to Eli Lilly. Immediately prior to joining InterMune, he was Executive Vice President, General Counsel and Secretary at Cornerstone Therapeutics, Inc. through its successful sale to Chiesi Farmaceutici S.p.A. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2015, for the following “named executive officers,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	David T. Hung, M.D., our President and Chief Executive Officer;
•	Richard A. Bierly, our former Chief Financial Officer;
•	Mohammad Hirmand, M.D., our Interim Chief Medical Officer;
•	Andrew Powell, our General Counsel and Corporate Secretary;
•	Thomas Templeman, Ph.D., our Senior Vice President of Pharmaceutical Operations;
•	Jennifer J. Rhodes, our former General Counsel and Corporate Secretary; and
•	Lynn Seely, M.D., our former Chief Medical Officer.

On September 15, 2015, we effected a two-for-one forward stock split of our common stock in the form of a stock dividend. All references to number of shares or price per share in the sections that follow are on a post-split basis.

Executive Summary

Business Overview

We are a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. We have one commercial product, XTANDI® (enzalutamide) capsules, or XTANDI, through our collaboration with Astellas Pharma, Inc., or Astellas. XTANDI has received marketing approval in the United States, Europe and numerous other countries worldwide for the treatment of patients with metastatic castration-resistant prostate cancer, or mCRPC, and in Japan for the treatment of patients with castration-resistant prostate cancer, or CRPC. We and Astellas are also conducting investigational studies of enzalutamide in prostate cancer, advanced breast cancer, and hepatocellular carcinoma.

We seek to become a more fully-integrated biopharmaceutical company through the continued commercialization of XTANDI, the acquisition or in-license and development and commercialization of other product opportunities, and through the advancement of our own proprietary research and development programs. We expect that our future growth may come from both our internal research efforts, focused on oncology, neurology and other areas, and third-party business development activities, such as our acquisition of all worldwide rights to talazoparib in the fourth quarter of 2015 and our license of exclusive worldwide rights to pidilizumab from CureTech in the fourth quarter of 2014.

2015 Corporate Performance Highlights

The highlights of our company performance for 2015 include:

•

During 2015, we presented updated data from our Phase 2 study evaluating the investigational use of enzalutamide as a single agent for the treatment of advanced androgen receptor positive, triple-negative breast cancer, or TNBC. An exploratory analysis of overall survival data collected as of September 15, 2015, demonstrated that patients treated with enzalutamide whose tumors tested positive according to a novel diagnostic assay experienced a 13.8-month longer median overall survival duration compared to those patients whose tumor tested negative for the novel gene expression profile. Median overall survival in the diagnostic positive group treated with enzalutamide was 21.3 months (95% CI: 12.9, 21.3) compared with 7.5 months (95% CI: 4.8, 11.2) for the diagnostic negative group treated with enzalutamide.

•	In October 2015, we completed an acquisition of all rights to talazoparib from BioMarin Pharmaceutical Inc. pursuant to an asset purchase agreement.
•	In July 2015, the U.S. Food and Drug Administration, or FDA, approved a label update for XTANDI based on an updated overall survival analysis of the Phase 3 PREVAIL trial.
•

In April 2015, we and Astellas reported top-line results from the Phase 2 STRIVE trial. The trial achieved its primary endpoint demonstrating a statistically significant increase in progression-free survival, or PFS, defined as time from randomization to radiographic (bone or soft tissue) progression, prostate-specific antigen (PSA) progression (defined by Prostate Cancer Working Group 2 criteria), or death due to any cause, whichever occurs first, for patients with CRPC for enzalutamide compared with bicalutamide (Hazard Ratio = 0.24; 95% CI: 0.18, 0.32; p < 0.0001). Median PFS was 19.4 months in the enzalutamide group compared with 5.7 months in the bicalutamide group.

•

In January 2015, we and Astellas reported top-line results from the Phase 2 TERRAIN trial. The trial achieved its primary endpoint demonstrating a statistically significant increase in PFS, defined as time from randomization to centrally determined radiographic progression, skeletal-related event, initiation of new anti-neoplastic therapy or death, whichever occurred first, for patients with metastatic CRPC for enzalutamide compared to bicalutamide (Hazard Ratio = 0.44; 95% CI: 0.34, 0.57; p < 0.0001). Median PFS was 15.7 months in the enzalutamide group compared to 5.8 months in the bicalutamide group.

Compensation Governance Highlights

	What we do		What we don’t do
☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments
☑	Structure the vast majority of pay as variable and not guaranteed (90% for our Chief Executive Officer in 2015 and over 70% for each other named executive officer in 2015)	☒	No repricing of underwater stock options
☑	Provide reasonable post-employment and change in control provisions	☒	No tax gross-ups
☑	Maintain stock ownership guidelines for substantial ownership by executive officers and directors	☒	No excessive perquisites
☑	Prohibit hedging and pledging by executive officers and directors	☒	No multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation

Response to Stockholder Advisory Vote on Our Executive Compensation

A critical component of our Compensation Committee’s process has been to maintain active ongoing engagement with our stockholders. We received significant support from our stockholders on our 2014 and 2015 advisory votes on executive compensation—more than 99% and 98%, respectively, of the votes cast were in favor of the proposals—indicating strong support of our executive compensation program. Given the significant level of stockholder support in 2014 and 2015, our Compensation Committee did not make any significant changes for 2015 as a result of the advisory votes. Our Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for our executive officers.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to align our executive officers’ compensation with our pre-established business objectives and the interests of our stockholders, to incentivize our executive officers, to reward our executive officers when we achieve success, and to reflect the teamwork philosophy of our executive management team. Specifically, we have created an executive compensation program that combines both the short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our pre-established objectives. As a result of stockholder input and to further enhance the alignment of pay and performance, in 2016, our Compensation Committee elected to grant performance share awards to our executive officers, which will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones. The Compensation Committee selected fiscal year 2017 for the revenue targets as well as clinical development milestones which we hope to achieve over the next three years, to serve our stockholders’ long-term interests.

We compete for qualified employees, including executive officers, both in the San Francisco geographical region (where our offices are located) and in the pharmaceutical and biotechnology industries, where competition for talented employees is fierce.  Our executive compensation program is intended to make us competitive in this environment so that we can attract and retain executive officers, while being fair relative to other professionals within our organization, which helps our executive management function as a stable team.  We believe these considerations will enhance stockholder value over the longer term.

Process for Setting Executive Officer Compensation and Role of Management

Our Compensation Committee oversees the compensation policies, plans, and programs for all of our employees generally, but only reviews and specifically approves the compensation for our executive officers and principal accounting officer. Our Compensation Committee operates pursuant to a charter that outlines its specific authority and responsibilities. The charter is periodically reviewed and revised by our Compensation Committee and our Board and is available on our website at www.medivation.com.

In making its executive compensation determinations, our Compensation Committee considers recommendations from our President and Chief Executive Officer. While our President and Chief Executive Officer discusses his recommendations regarding the executive officers’ and principal accounting officer’s compensation with our Compensation Committee, he does not recommend or participate in determining his own compensation. In making his recommendations, our President and Chief Executive Officer receives input from our Human Resources Department and has access to various third-party compensation surveys and compensation data, including the Radford Global Life Sciences Survey. A summary of such third-party compensation surveys is also received and reviewed by our Compensation Committee. Other executive officers also participate in Compensation Committee meetings, but not in the portions of any meetings during which decisions are made regarding executive officer compensation.

As described below, for purposes of setting 2015 base salaries, bonus opportunity, and equity awards, our Compensation Committee received competitive compensation data and input from Radford, an Aon-Hewitt Company, a compensation consulting firm engaged by the Compensation Committee.

Role of Compensation Committee’s Compensation Consultant

Our Compensation Committee utilizes Radford for executive compensation benchmarking and consulting based on its recognized status as a leading global provider of compensation intelligence and consulting services to companies in the life sciences sectors. Radford is engaged by our Compensation Committee to provide it with competitive compensation data and input on base salaries, bonus opportunities and equity awards for executive officers, and for compensation of our non-employee directors, for which we paid Radford $49,550 in 2015. Radford also performed work related to employee compensation support initiated in 2014, for which we paid Radford $5,460 in 2015, and provided our management with access to the Radford Global Life Sciences Survey for a fee of $10,439 in 2015, which in each case were requested by our management and of which our Compensation Committee was aware of but did not review and approve as those services were reviewed and approved by management in the ordinary course of business. We also retained the services of Aon Risk Services, an affiliate of Radford and a leading provider of insurance and risk management services, in certain ongoing insurance broker roles. We paid Aon Risk Services $200,000 for its insurance brokerage services performed at the request of management in 2015. Although our Compensation Committee was aware of the nature of the services performed by Aon Risk Services, our Compensation Committee did not review and approve such services, as those services were reviewed and approved by management in the ordinary course of business. Before engaging Radford, for purposes of minimizing any potential conflicts of interest, our Compensation Committee also required that any matters on which Radford works with management will be fully disclosed to our Compensation Committee. Our Compensation Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work of Radford. Based on this review, our Compensation Committee did not believe there was any conflict of interest raised by work performed by Radford.

In 2015, Radford met with our executive officers for purposes of gathering information on compensation proposals that management intended to recommend to our Compensation Committee, and developed its recommendations regarding specific compensation levels independently of our executive officers’ recommendations and provided its recommendations directly to our Compensation Committee. Only our President and Chief Executive Officer was present during the Compensation Committee’s discussion of the compensation of each executive officer; however, he was not present during the Compensation Committee’s discussion of his own compensation.

Peer Group Companies and Use of Benchmarking Data

We set our compensation largely by benchmarking to the compensation paid by our peer companies. The peer group of companies considered in the determination of our executive officer compensation is reviewed annually by our Compensation Committee, with guidance from Radford. Our Compensation Committee evaluated publicly-held commercial life sciences companies on the basis of market capitalization and revenue, as our Compensation Committee believes that such metrics are meaningful indicators of comparability. Included in the peer group are the companies with which we compete for highly qualified executive officers.

Our Compensation Committee reviewed the criteria used for selecting peer group members, and approved certain changes to the peer group in the fall of 2014, for purposes of making executive officer compensation decisions for 2015, including base salaries, bonus opportunities, and equity awards. The companies in this updated peer group generally met the following criteria recommended by Radford and approved by our Compensation Committee: publicly traded life sciences companies with revenues between $200 million and $1.5 billion and market capitalization of approximately 0.3x to 3x our then-market capitalization of $7.3 billion. At the time this revised peer group was adopted, our 12-month trailing revenue was at the 39th percentile of the peer group and our market capitalization was at the 55th percentile of the peer group. These criteria were revised from the prior peer group, for which the criteria were publicly traded life sciences companies with revenues below $1 billion and market capitalization of approximately 0.3x to 3x our then-market cap of $4.6 billion, resulting in three companies being dropped from the peer group and four new companies being added to the peer group. Additionally, two companies were dropped from the peer group as a result of being acquired.

The revised peer group, which we call the 2015 peer group, consists of the following companies:

Acorda Therapeutics	Nektar Therapeutics
Alexion Pharmaceuticals	NPS Pharmaceuticals (acquired in 2015)
Alkermes	Pacira Pharmaceuticals
Alnylam Pharmaceuticals	Pharmacyclics (acquired in 2015)
BioMarin Pharmaceutical	Regeneron Pharmaceuticals
Cubist Pharmaceuticals (acquired in 2015)	Salix Pharmaceuticals (acquired in 2015)
Endo International	Seattle Genetics
Incyte	The Medicines Company
Isis Pharmaceuticals	United Therapeutics
Jazz Pharmaceuticals	Vertex Pharmaceuticals

The 20 companies in this peer group had trailing 12-month revenues ranging from $35 million to $2.6 billion, with a median of $593 million; market capitalizations in September 2014 ranging from $1.3 billion to $36 billion, with a median of $6 billion and with only three companies’ market capitalizations in excess of $20 billion. The companies with market capitalizations above the general parameter were included, in part, to balance the effect of including companies with market capitalizations below the general parameter, with the goal of positioning Medivation at the median of the peer group.

Our Compensation Committee generally targets total direct compensation of our executive officers between the 50th and 75th percentiles of the applicable peer group. Our Compensation Committee determined that these targets are appropriate for the following reasons: (1) the nature of our business requires a highly skilled employee group with educational backgrounds and experience that are in short supply; (2) we are competing for this limited pool of highly skilled employees with many other pharmaceutical and biotechnology companies, many of which are much larger and more established than we are; (3) given our business model of identifying early stage technologies and developing them quickly and cost-effectively, we expect our employees to perform at very high levels and in a very lean and efficient manner; and (4) to provide our Compensation Committee with greater flexibility in making annual compensation decisions, including allocating compensation among the various components, based on our business performance and long-term value creation opportunities. Actual total direct compensation may exceed our target levels relative to our peers’ actual compensation when performance goals are exceeded, and may be lower than our target levels when performance goals are not achieved.

Executive Compensation Program: Elements of Compensation

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•

Base Salary. Base salary is the primary fixed compensation element in our executive pay program, which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes base salaries should reflect (1) the job responsibilities, experience and skill level of the executive officer, (2) pay level, as determined by reference to total compensation, comparable to similar positions at companies in our peer group, and (3) internal pay equity with respect to the rest of the executive team. Base salary is an important element within our executive compensation program, as it provides our executive officers with a stable source of income despite other elements being at risk.

•

Bonus. We maintain an annual bonus plan under which bonuses may be paid to our executive officers annually to reward them for achievement of short-term financial or other corporate goals. Our annual bonus program is primarily designed to reward achievement on meeting specified corporate objectives for that year, although our Compensation Committee reserves the right to make discretionary adjustments, as it deems appropriate, in its judgment.

•

Equity Awards. Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards. For 2015, our executive officers received annual equity awards in the form of both RSUs and stock options.  For 2016, our Compensation Committee elected to add performance share units (PSUs) into the mix of equity awards granted to our executive officers.  The PSUs will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones which we hope to achieve over the next three years. Our Compensation Committee believes that PSUs further align the pay of our executive officers to the company’s performance to serve our stockholders’ long-term interests.

In addition, our Compensation Committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an additional incentive to act to maximize long-term stockholder value instead of short-term gain. In this regard, in 2014, our Compensation Committee adopted stock ownership guidelines for our executive officers described in more detail below.

We also offer to our executive officers certain cash severance and change of control benefits, as well as, participation (with all other eligible employees) in our 401(k) plan and other benefits generally available to all employees, including our 2013 Employee Stock Purchase Plan. Each of these elements of compensation is described in more detail below.

2014 and 2015 Base Salaries and Annual Target Bonus Percentages

For 2015 decisions, our Compensation Committee maintained its philosophy to generally target base salary and target bonus opportunity together between the 50th and 75th percentiles of our peer group. Our Compensation Committee considers base salary and target bonus opportunity together because these two elements determine the officer’s total cash compensation. Using a general range of the 50th to 75th percentiles for target compensation allows for top quartile pay when justified by performance. Our Compensation Committee deemed it appropriate to set the base salaries and target bonus opportunities for 2015 as shown in the following table and subsequent footnotes:

Name	2015 Base Salary ($)	Increase from 2014 Base Salary (%)	2015 Bonus Target (% of 2015 Base Salary)	Increase from 2014 Bonus Target Percentage (%)
Dr. Hung	$866,250	10.0%	100%	0.0%
Mr. Bierly	465,000	1.5	60	0.0
Mr. Powell (1)	450,000	N/A	60	N/A
Dr. Templeman (2)	400,000	N/A	40	N/A
Ms. Rhodes (3)	450,000	1.1	50	0.0
Dr. Seely (4)	525,000	5.0	60	0.0

(1)

This amount represents Mr. Powell’s annualized base salary and target bonus percentage as stated in his May 13, 2015 offer letter. Mr. Powell’s base salary earned in 2015 was $267,692 as indicated in the Summary Compensation Table.

(2)

This amount represents Dr. Templeman’s annualized base salary and target bonus percentage as stated in his July 1, 2015 offer letter. Dr. Templeman’s base salary earned in 2015 was $112,308 as indicated in the Summary Compensation Table.

(3)

Ms. Rhodes ceased to be an employee in August 2015. She served as a consultant from September 2015 through December 2015. Ms. Rhodes’ base salary earned in 2015 was $300,000 as indicated in the Summary Compensation Table.

(4)

Dr. Seely ceased to be an employee in October 2015. She served as a consultant from October 2015 through April 15, 2016. Dr. Seely’s base salary earned in 2015 was $415,625 as indicated in the Summary Compensation Table.

Analysis provided to our Compensation Committee by Radford indicated these base salaries and target bonus percentages resulted in 2015 target total cash compensation (base salary plus target bonus) that, in comparison to the compensation of comparable officers of the 2015 peer group companies, as determined by their then most recent proxy statements and data from the Radford Global Life Sciences Survey, was between the 50th and 75th percentiles, overall. Dr. Hung’s base salary in relation to the 2015 peer group companies was below the 50th percentile; accordingly, the Compensation Committee increased his base salary by 10% to bring his base salary to approximately the 50th percentile. Target total cash compensation for 2015 was between the 50th and 75th percentiles for Dr. Hung, at approximately the 50th percentile for Mr. Bierly, at approximately the 75th percentile for Mr. Powell, between the 50th and 75th percentiles for Dr. Templeman, between the 50th and 75th percentiles for Ms. Rhodes, and at approximately the 75th percentile for Dr. Seely.

Dr. Hirmand joined Medivation in 2007, and immediately prior to his appointment as Interim Chief Medical Officer, was our Senior Vice President of Clinical Development and Operations. In that role he was not an executive officer and, accordingly, his compensation was not set by the Compensation Committee. As Senior Vice President of Clinical Development and Operations, Dr. Hirmand’s 2015 base salary was $402,800 and his 2015 bonus target was 40%. After he was appointed Interim Chief Medical Officer in October 2015, and pursuant to his offer letter with us for his position as Interim Chief Medical Officer, he received an additional

$4,400 per month in cash compensation, for a period of six months from October 1, 2015 through March 31, 2016, for a total of $26,400, a stock option to purchase 2,380 shares of our common stock and an RSU award to acquire 1,190 shares of our common stock. Dr. Hirmand also received an additional bonus of $26,000 on March 15, 2016. These amounts were determined by management considering benchmark data for Chief Medical Officer positions from Radford, along with Dr. Hirmand’s overall years of experience and the interim nature of the position, and reviewed and confirmed by our Compensation Committee. Dr. Hirmand’s role as Interim Chief Medical Officer was subsequently extended for a period of three months, from April 1, 2016 through June 30, 2016, during which he continues to receive the additional $4,400 per month in cash compensation. He also received a stock option to purchase 1,120 shares of our common stock, an RSU award to acquire 560 shares of our common stock and is eligible to receive an additional bonus of $13,000 at the conclusion of the interim role period.

Annual Incentive Bonus Program

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction for certain compensation paid to our Chief Executive Officer and our other three most highly compensated executive officers, other than our Chief Financial Officer (collectively referred to as our “covered employees”), to the extent such compensation exceeds $1 million in a taxable year. However, “performance-based compensation” is not subject to this deduction limitation if the compensation satisfies the requirements of Section 162(m). At our annual meeting of stockholders in June 2013, our stockholders approved the Medivation, Inc. 2013 Cash Performance Incentive Plan, or the CPIP, which allows us to grant performance-based awards intended to qualify as “performance-based compensation” under Section 162(m).

Our Compensation Committee is charged with administering the CPIP and establishes, in the first quarter of each fiscal year, (1) the participating employees, (2) threshold goals which must be achieved before any awards can be paid pursuant to the CPIP, (3) a target award, generally as a percentage of each participating employee’s base salary, that may be paid to each participant if specified objective performance goals are met, and (4) the maximum award that may be paid to each participant under the CPIP.  The threshold goals, together with the maximum award, serve to establish a ceiling on the annual incentive award that our Compensation Committee may award to each participant on a tax deductible basis. The Compensation Committee retains the authority to reduce each participant’s award based on factors determined by the Compensation Committee in its sole and absolute discretion.

For our 2015 annual incentive bonus program pursuant to the CPIP, our Compensation Committee approved in the first quarter of 2015: (1) the participation by the then-executive officers of Medivation; (2) the three threshold goals set forth under “Section 162(m) Threshold Goals” in the table below; (3) target awards for each participant as set forth under “2015 Bonus Target (% of 2015 Base Salary)” in the table above; and (4) a maximum award of 250% of each participant’s target bonus if all of the Section 162(m) Threshold Goals were satisfied.  In early 2016, our Compensation Committee considered the company’s 2015 performance against these Section 162(m) Threshold Goals to determine whether the three threshold goals were achieved for purposes of funding the annual incentive bonus plan.  The Compensation Committee’s determination is set forth in the table below.

Section 162(m) Threshold Goals	Potential Percentage of Bonus Target Eligibility Upon Achievement	2015 Company Performance	Actual Percentage of Bonus Target Eligibility Based on 2015 Achievement
U.S. XTANDI Net Sales ≥ $1 Billion	175%	U.S. XTANDI net sales of $1.151 Billion	175%
Initiation of new Pivotal Clinical Study	50%	Phase 2 clinical trial evaluating pidilizumab in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) initiated in December 2015	50%
New NME in Clinical Development (i.e., submitted or open IND or enrolling in clinical study)	25%	Advanced MDV4463 into a Phase 1 clinical study in healthy volunteers	25%
	250%		250%

Our Compensation Committee also approved, in the first quarter of 2015, performance objectives for 2015. These objectives were set based on recommendations from management to reflect our company’s financial goals for XTANDI and strategic initiatives to diversify our assets beyond our core XTANDI franchise. The Compensation Committee then assigned a relative weighting to each goal to reflect the goal’s potential impact on our business. In early 2016, our Compensation Committee considered our 2015 performance against these objectives to calculate our level of achievement against each of the 2015 goals. The Compensation Committee then multiplied each goal’s achievement level by the weighting assigned to that goal by our Compensation Committee.

Our Compensation Committee’s determination of our company’s achievement during 2015 of each goal, the basis for that determination, the weighting of each goal, and the resulting product of achievement times weighting, is set forth in the table below.

2015 Goal	Weighting	2015 Company Performance	Percentage Achievement Determined by our Compensation Committee	Weighting x Percentage Achievement
Financial & Commercial Objectives
U.S. XTANDI Net Sales greater than $1.050 billion	35%	U.S. XTANDI net sales of $1.151 Billion.	225%	79%
Development Objectives
Initiation of a new Phase 3 Study for Pidilizumab in Oncology	20%	Our clinical study evaluating the safety and efficacy of pidilizumab in patients with DLBCL was a phase 2, not a phase 3, clinical study.	0%	0%
Publication of TERRAIN and positive STRIVE data	10%	Publication of TERRAIN did not occur until January 2016; Positive top-line results reported from STRIVE in April 2015.	50%	5%
Discovery and Early Development Objectives
1-2 New Molecular Entities in Clinical Development (i.e., submitted or open IND, or enrolling in clinical study)	20%	Phase 1 clinical study evaluating MDV4463 in healthy volunteers initiated by June 30, 2015, which was earlier than the company’s expectations.	225%	45%
Organizational Performance Objectives
Excellent Organizational Performance and Continued Adherence to Medivation’s Core Values	10%	We adhered to our core values in the execution of our corporate objectives	100%	10%
Enterprise Resource Planning	5%	We did not complete the implementation of our enterprise resource planning system.	0%	0%
	100%			139%

After taking into consideration the above achievements and each named executive officer’s performance during 2015, our Compensation Committee determined the amount of the annual performance-based bonus awards earned by our named executive officers for 2015 performance to be 139% as set forth in the Summary Compensation Table below, except for Ms. Rhodes and Dr. Seely whose bonus amounts are described in “Severance and Change of Control Benefits” below.

2015 Equity Compensation

In February 2015, our Compensation Committee determined the form and amount of equity awards to be granted to our executive officers. As described below under “Equity Granting Practices,” our Compensation Committee historically made annual grant decisions at the end of each year, but in late 2013 our Compensation Committee determined that annual grant decisions would instead be made in the first quarter of the following year so that, among other reasons, it could fully consider the corporate performance results of the prior year. This change in grant timing is why the Summary Compensation Table does not reflect RSUs or stock options granted to certain named executive officers, including our Chief Executive Officer, in 2013.

In 2015, our Compensation Committee chose to grant the value of the equity awards 75% in stock options and 25% in RSUs. This decision reflected our Compensation Committee’s view that our stockholders’ interests are best served by having our executive officers’ equity compensation weighted more heavily on stock options, which have value only to the extent our stock price appreciates after the grant date, than on RSUs, which have value even if our stock price declines after the grant date.

Our awards of stock options generally vest over a four-year period, with 25% of the shares covered by an option vesting one year from the grant date and an additional 1/48th of the shares vesting each month thereafter until fully vested. Our awards of RSUs generally vest in equal annual installments over a three-year period. We believe these vesting schedules are appropriate and encourage retention of our executive officers, as individuals must remain employed for at least one year before they can potentially realize any value and must remain with us a total of three to four years to realize the maximum value of any individual grant. These vesting schedules are typical of our peer group companies.

In determining the aggregate value of the stock options and RSUs granted to our executive officers in 2015, our Compensation Committee considered our performance in 2014 and relied on data provided by Radford regarding total compensation of comparable executive officers at the 2015 peer group companies to target equity awards at a level that, when combined with target total cash compensation for 2015, would generally be between the 50th and 75th percentiles of our peer group if our performance goals are achieved or exceeded.

In 2015, our Compensation Committee approved the following grants of stock options and RSUs to our executive officers:

Name	Number of Shares Subject to 2015 Stock Options (#)	Number of Shares Subject to 2015 RSUs (#)
Dr. Hung	228,000	42,000
Mr. Bierly	50,000	9,000
Ms. Rhodes (1)	38,000	7,000
Dr. Seely (2)	62,000	11,000

(1)	All awards were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.
(2)	Of Dr. Seely’s awards, 43,918 shares subject to stock options and 7,334 shares subject to RSUs were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.

Dr. Hirmand, in his prior role as Senior Vice President of Clinical Development and Operations, received a stock option for 13,560 shares and an RSU award for 6,780 shares in 2015. Upon his appointment to Interim Chief Medical Officer in October 2015, he received an additional stock option for 2,380 shares and an additional RSU award for 1,190 shares. In connection with the extension of his role as Interim Chief Medical Officer, he received an additional stock option for 1,120 shares and an additional RSU award for 560 shares. Each of these awards were recommended by management to the Compensation Committee considering Radford benchmark data for Chief Medical Officer positions, along with Dr. Hirmand’s overall years of experience and the interim nature of the role.

Mr. Powell and Dr. Templeman received new hires grants in 2015 when they joined our company in May and September 2015, respectively. Mr. Powell received a stock option for 40,860 shares and an RSU award for 20,430 shares and Dr. Templeman received a stock option for 45,440 shares and an RSU award for 22,720 shares. To determine Mr. Powell’s and Dr. Templeman’s new hire grant awards, the Compensation Committee used benchmark data provided by Radford for annual equity grants for their respective positions and utilized a multiplier to calculate their new hire awards. Use of such a multiplier is common within our industry and among our peer companies.

Our Compensation Committee believes the above-described equity awards fosters an ownership culture focused on our long-term performance while providing each executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers in our peer group.

Severance and Change of Control Benefits

We have entered into Change of Control Severance Benefits Agreements with our named executive officers to provide certain benefits in the event of a termination of employment following a change of control.  We provide these benefits to promote the ability of our executive officers to act in the best interests of our stockholders, despite the possibility of their termination of employment as a result of a change of control. The terms of these agreements are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

In addition, under our Amended 2004 Plan, immediately prior to a change of control, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable, and all forfeiture restrictions on such equity awards lapse. The acceleration of equity vesting on a change of control is designed to ensure that employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction constituting the change of control. This acceleration treats all Medivation employees the same regardless of their employment status after the transaction and recognizes that a change of control often causes significant disruption at all levels of the organization.

Our Compensation Committee believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, it is necessary to provide the severance and change of control protections reflected in our Change of Control Severance Benefits Agreements and Amended 2004 Plan in order to attract and retain qualified executive officers. We have also determined that these severance and change of control protections that we offer are comparable to those offered by our peer companies.

In August 2015, we entered into a Separation Agreement with Ms. Rhodes pursuant to which she ceased to be an employee of our company on August 31, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of our company, Ms. Rhodes is entitled to receive twelve months of her base salary then in effect in the aggregate amount of $450,000, a pro-rata share of her annual target bonus for 2015 in the amount of $150,750, premiums of approximately $21,605 for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, or COBRA) until August 31, 2016, and continuation of the vesting period of her equity awards until December 31, 2015 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Ms. Rhodes performed consulting services for the company until December 31, 2015. Because Ms. Rhodes’ service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In September 2015, we entered into a Separation Agreement with Dr. Seely pursuant to which she ceased to be an employee of our company on October 15, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of our company, Dr. Seely received six months of her base salary then in effect in the aggregate amount of $262,500, her annual target bonus for 2015 in the amount of $315,000, premiums of approximately $15,303 for continued health insurance coverage under COBRA until April 15, 2016, continuation of the vesting period of her equity awards until April 15, 2016, and extension of the post-termination exercise period of her options to acquire our common stock to April 15, 2017 (but not later than the expiration of the 10-year term of any such option). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Dr. Seely performed consulting services for the company until April 15, 2016. Because Dr. Seely’s service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In March 2016, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of our company following his retirement on July 15, 2016. Under the terms of the Separation Agreement and in consideration of his executing the release of claims in favor of our company, Mr. Bierly is entitled to receive seven months of his base salary then in effect, a pro-rata share of his 2016 annual target bonus, reimbursement of his COBRA premiums through February 28, 2017, and continuation of the vesting period of his equity awards until September 15, 2016 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits he is receiving, Mr. Bierly will perform consulting services for the company until September 15, 2016. Because Mr. Bierly’s service as an employee and consultant is continuous such that termination of his employment does not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of his outstanding equity awards does not cease on his separation date but continues for the duration of his consulting period.

Benefits and Perquisites

We offer health care coverage, life insurance, a 401(k) plan and our 2013 Employee Stock Purchase Plan to our employees, and our executive officers are eligible to participate in these programs on the same terms as our other employees.

Under the 401(k) Plan, we provide discretionary company matching contributions for all employee contributions, including those of our executive officers, on a dollar-for-dollar basis for the first 3% of wages or bonuses contributed by the employee in any calendar year and $0.50 per dollar contributed on the next 2% of wages or bonuses contributed by the employee in such calendar year. We do not provide defined benefit pension plans or other defined contribution retirement plans to our executive officers or other employees other than the 401(k) Plan.

We believe our health benefit coverages, 401(k) Plan, our 2013 Employee Stock Purchase Plan and other generally available benefit programs allow us to remain competitive for highly skilled employee talent, and we believe the availability of the benefit programs generally enhances employee productivity and retention at Medivation. The main objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity award package.

From time-to-time, we may offer certain perquisites and benefits to our executive officers not offered to the general employee population. Please see “Summary Compensation—Summary Compensation Table,” footnote 15, for a discussion of such perquisites provided to our named executive officers in 2015.

Stock Ownership Guidelines

To further the long-term alignment of our executive officers with our stockholders and in response to feedback from stockholders, our Compensation Committee adopted stock ownership guidelines for our executive officers. These guidelines require our President and Chief Executive Officer hold shares equal to at least five times his annual base salary, and our other executive officers hold shares equal to at least two times his or her annual base salary. Executive officers have five years from the date that they become executive officers to reach these ownership thresholds. All of our executive officers who have been executive officers for five or more years have met their stock ownership obligations.

Equity Granting Practices

Historically, prior to 2014, our Compensation Committee met with the independent members of our Board to approve all equity grants to our executive officers at the last Compensation Committee and Board meeting of each year. In making its executive compensation determinations, our Compensation Committee considers recommendations from our President and Chief Executive Officer. While our President and Chief Executive Officer has discussions regarding his compensation recommendations for the executive officers with our Compensation Committee, he does not recommend or participate in determining his own compensation. Our Compensation Committee and our Board selected those meetings as the date to approve the year’s annual equity grants because it coincided with their review of performance during the year and the approval of other components of executive compensation (e.g., base salary increases and target bonus opportunity for the upcoming year, and bonus payments for that year). Beginning in 2014, however, our Compensation Committee and our Board approved annual bonuses for the prior year and equity awards for the current year, in the first quarter of the year. Our Compensation Committee and our Board believe that this change in timing will provide them more time to review final results from the prior year, and in addition, provide them more time to consider benchmark data and other information in connection with determining executive officer compensation.

Our Compensation Committee has adopted a formal policy and procedure for equity grant approvals. Under the policy in effect for 2015, grants to our executive officers (both annual grants and new-hire awards) are approved either at a meeting of our Compensation Committee or by unanimous written consent. If approved at a meeting, the approval date is the date of the meeting, and if approved by written consent, the approval date is the date the last Compensation Committee member provides consent. For awards of RSUs, the approval date is also the grant date. For awards of stock options, the grant date is determined as follows: if the approval date is the 1st through the 15th of any month, then the options are granted effective on the 15th day of the month (or the next trading day that the NASDAQ Global Stock Market is open); awards of stock options approved from the 16th through the end of the month are granted on the last day of the month (or the next trading day that the NASDAQ Global Stock Market is open).

The exercise price of the stock options is not less than the closing price of our common stock on the NASDAQ Global Stock Market on date of grant. We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to our named executive officers or any other employee.

Compensation Risk Assessment

During the fiscal year ended December 31, 2015, our Compensation Committee reviewed our compensation policies as generally applicable to our employees in order to determine whether any such programs were likely to present a material risk to Medivation. As a result of this review and analysis, our Compensation Committee determined that our policies and programs do not encourage excessive or inappropriate risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Medivation.

Hedging and Pledging Policy

Our Insider Trading Policies have prohibited our employees, including our executive officers, from engaging in transactions to “hedge” ownership of our stock, including short sales, or trading in any derivatives involving our securities. We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also prohibit pledging of our common stock. There are no outstanding pledged shares.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material non-compliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our President and Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Tax and Accounting Considerations

Section 162(m) generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers in excess of $1 million in a calendar year, unless such compensation qualified as “performance-based compensation” within the meaning of Section 162(m). We are mindful of the benefit to Medivation and our stockholders of the full deductibility of compensation and have taken steps so both cash and equity awards that we grant may qualify for deductibility under Section 162(m). However, our Compensation Committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance to enhance retention, or to otherwise further our compensation objectives, consistent with our compensation philosophies. In addition, awards we grant that are intended to qualify as performance-based awards may not necessarily qualify for such status under Section 162(m).

Our Compensation Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

In accordance with U.S. generally accepted accounting principles, stock-based compensation cost is measured at the grant date or re-measurement date if applicable, based on the estimated fair value of the awards, and is recognized as an expense over the requisite employee service period (which is generally the vesting period of the award) or based upon the probability of attaining the pre-established corporate performance objectives in the case of performance share awards. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary Compensation

The following table shows for the years ended December 31, 2015, 2014 and 2013, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our former Chief Financial Officer, our three other most highly compensated executive officers who served until the end of the year in 2015, our former General Counsel and Corporate Secretary who ceased to be an employee in August 2015, and our former Chief Medical Officer who ceased to be an employee in October 2015. We refer to these executive officers as the “named executive officers” in this Proxy Statement.

Summary Compensation Table

		Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (8)	($) (9)		($) (9)		($) (14)	($) (15)	($)
David T. Hung, M.D.	2015	$866,250	$—	$2,117,220		$5,358,467		$1,204,088	$13,438	$9,559,463
President and Chief	2014	787,500	—	1,914,500		6,162,490		1,693,100	13,356	10,570,946
Executive Officer (1)	2013	750,000	—	—		—		1,537,500	13,038	2,300,538
Richard A. Bierly	2015	465,000	160,000	453,690		1,175,103		387,810	14,956	2,656,559
Former Chief Financial Officer (2)	2014	345,261	120,000	944,930		941,517		463,700	90,676	2,906,084
Mohammad Hirmand, M.D.	2015	402,800	13,200	430,337		415,669		223,957	11,590	1,497,553
Interim Chief Medical Officer (3)
Andrew Powell	2015	267,692	—	1,340,310		1,168,798		224,200	1,656	3,002,656
General Counsel and
Corporate Secretary (4)
Thomas Templeman, Ph.D.	2015	112,308	50,000	889,488		954,817		61,500	73,359	2,141,472
SVP, Pharmaceutical Operations (5)
Jennifer J. Rhodes	2015	300,000	—	529,078	(10)	1,198,710	(12)	150,750	482,865	2,661,403
Former General Counsel and	2014	445,000	—	344,610		1,065,694		389,400	89,395	2,334,099
Corporate Secretary (6)	2013	400,000	—	107,478		652,407		410,000	11,881	1,581,766
Lynn Seely, M.D.	2015	415,625	—	1,195,150	(11)	2,424,772	(13)	315,000	290,650	4,641,197
Former Chief Medical	2014	500,000	—	536,060		1,807,046		645,000	13,356	3,501,462
Officer (7)	2013	480,400	—	—		—		590,900	11,718	1,083,018

(1)	Dr. Hung is not compensated for his role as a director. The amounts shown reflect compensation earned as an employee only.
(2)	Mr. Bierly ceased to be Chief Financial Officer in April 2016. He remains an employee until July 15, 2016, after which he will perform consulting services for the company until September 15, 2016.
(3)	Dr. Hirmand was appointed Interim Chief Medical Officer in October 2015.
(4)	Mr. Powell joined Medivation in May 2015.
(5)	Dr. Templeman joined Medivation in September 2015.
(6)	Ms. Rhodes ceased to be an employee in August 2015. She served as a consultant from September 2015 through December 2015.
(7)	Dr. Seely ceased to be an employee in October 2015. She served as a consultant from October 2015 through April 15, 2016.
(8)

Amounts for Mr. Bierly and Dr. Templeman reflect signing bonuses for joining Medivation. The 2014 amount for Mr. Bierly’s bonus represents 3/4ths of his signing bonus of $160,000 for the first year, as this bonus amount was repayable on a pro rata basis if he left Medivation before the first anniversary of the date of his employment, which was March 31, 2014. The 2015 amount for Mr. Bierly’s bonus represents 1/4th of his signing bonus of $160,000 for the first year and 3/4ths of his signing bonus of $160,000 for the second year, as these bonus amounts are repayable on a pro rata basis if he leaves Medivation before the first and second anniversaries of the date of his employment. The amount for Dr. Hirmand reflects a bonus in connection with his appointment to Interim Chief Medical Officer in October 2015.

(9)

Represents the aggregate grant date fair value of stock option awards and RSUs, as applicable, granted during the applicable year and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. For a discussion of the valuation methodology of these awards, please see Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in our 2015 Annual Report. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(10)

Includes the grant date fair value of $352,870 for RSUs covering 7,000 shares granted on February 9, 2015 (grant date fair value per share was $50.41 on February 9, 2015), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation; and also includes the aggregate incremental value of $176,208 for the continued vesting of RSUs covering 2,001 shares of common stock in connection with her termination of employment from Medivation.

(11)

Includes the grant date fair value of $554,510 for RSUs covering 11,000 shares granted on February 9, 2015 (grant date fair value per share was $50.41 on February 9, 2015), of which 7,334 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation; and also includes the aggregate incremental value of $640,640 for the continued vesting of RSUs covering 14,332 shares of common stock in connection with her termination of employment from Medivation.

(12)

Includes the grant date fair value of $893,078 for an option to purchase 38,000 shares of common stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share was $23.50 on February 17, 2015), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation; and also includes the aggregate incremental value of $305,632 for the continued vesting of options covering 9,083 shares of common stock in connection with her termination of employment from Medivation.

(13)

Includes the grant date fair value of $1,457,127 for an option to purchase 62,000 shares of common stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share was $23.50 on February 17, 2015), of which 43,918 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation; and also includes the aggregate incremental value of $967,645 for the continued vesting of options and SARs and extension of exercise period covering 48,364 shares of common stock in connection with her termination of employment from Medivation.

(14)

Represents amounts awarded to the named executive officers pursuant to our annual incentive bonus plan. Mr. Powell joined Medivation in May 2015, and accordingly his bonus reflects his service for 60% of 2015. Dr. Templeman joined Medivation in September 2015, and accordingly his bonus reflects his service for 28% of 2015. For more information about our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program.”

(15)

Amounts in 2015 consisted of group term life insurance premiums paid by Medivation ($2,838 for Dr. Hung, $4,356 for Mr. Bierly, $990 for Dr. Hirmand, $1,656 for Mr. Powell, $828 for Dr. Templeman, $660 for Ms. Rhodes and $2,247 for Dr. Seely) and employer matching contributions to our 401(k) Plan ($10,600 for each named executive officer other than for Mr. Powell and Dr. Templeman, both of whom did not participate in our 401(k) Plan during 2015). In addition, amounts included relocation expenses reimbursed by Medivation in the amount of $72,531 for Dr. Templeman. Also, for Ms. Rhodes, $450,000 relates to payments made to her in connection with her Separation Agreement consisting of a lump sum cash payment and $21,605 relates to COBRA payments; and for Dr. Seely, $262,500 relates to payments made to her in connection with her Separation Agreement consisting of various cash payments and $15,303 relates to COBRA payments.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2015, information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS

		Date of	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Corporate Action	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Sh.)	Awards ($)(2)
Dr. Hung	2/9/2015	2/9/2015	$—	$866,250	$2,165,625	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	42,000	—	—	$2,117,220
	2/17/2015	2/9/2015	—	—	—	—	228,000	$52.67	5,358,467
Mr. Bierly	2/9/2015	2/9/2015	—	279,000	697,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	9,000	—	—	453,690
	2/17/2015	2/9/2015	—	—	—	—	50,000	52.67	1,175,103
Dr. Hirmand	2/23/2015	2/23/2015	—	161,120	402,800	—	—	—	—
	2/23/2015	2/23/2015	—	—	—	6,780	—	—	383,748
	3/2/2015	2/23/2015	—	—	—	—	13,560	60.53	365,659
	9/29/2015	9/29/2015	—	—	—	1,190	—	—	46,589
	9/30/2015	9/29/2015	—	—	—	—	2,380	42.50	50,010
Mr. Powell	5/27/2015	5/27/2015	—	270,000	675,000	—	—	—	—
	5/27/2015	5/27/2015	—	—	—	20,430	—	—	1,340,310
	6/1/2015	5/27/2015	—	—	—	—	40,860	64.17	1,168,798
Dr. Templeman	9/29/2015	9/29/2015	—	160,000	400,000	—	—	—	—
	9/29/2015	9/29/2015	—	—	—	22,720	—	—	889,488
	9/30/2015	9/29/2015	—	—	—	—	45,440	42.50	954,817
Ms. Rhodes	2/9/2015	2/9/2015	—	225,000	562,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	7,000	—	—	352,870	(3)
	2/17/2015	2/9/2015	—	—	—	—	38,000	52.67	893,078	(4)
Dr. Seely	2/9/2015	2/9/2015	—	315,000	787,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	11,000	—	—	554,510	(5)
	2/17/2015	2/9/2015	—	—	—	—	62,000	52.67	1,457,127	(6)

(1)

Reflects awards under our annual incentive bonus plan, or the 2015 Bonus Plan. The dollar amounts in this column represent the threshold, target and maximum amounts of each named executive officer’s annual cash bonus award for the fiscal year ended December 31, 2015, pursuant to our 2015 Bonus Plan. The actual cash bonus award earned for the fiscal year ended December 31, 2015, for each named executive officer is set forth in the Summary Compensation Table above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the fiscal year ended December 31, 2015, or the actual cash compensation earned by the named executive officer. Target amounts represent 100% of 2015 base salary for Dr. Hung, 60% of 2015 base salary for Mr. Bierly, 40% of 2015 base salary for Dr. Hirmand, 60% of 2015 base salary for Mr. Powell, 40% of 2015 base salary for Dr. Templeman, 50% of 2015 base salary for Ms. Rhodes and 60% of 2015 base salary for Dr. Seely. For a description of our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program.”

(2)

Represents the grant date fair value of stock options and RSUs granted during the fiscal year ended December 31, 2015, calculated in accordance with ASC 718. For a discussion of the valuation of these awards, please see Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in our 2015 Annual Report. Options granted represent non-qualified stock options to purchase shares of our common stock, or NQSO, and have a ten-year term; options vest as to 25% of shares on the first anniversary of the vesting commencement date, and monthly thereafter as to 1/48th of the shares. RSUs represent the right to receive one share of our common stock for each unit; RSUs vest in equal annual installments over a three-year period.

(3)

Represents the grant date fair value of 7,000 RSUs granted on February 9, 2015 (grant date fair value per share on February 9, 2015 was $50.41), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.

(4)

Represents the grant date fair value of an option to purchase 38,000 shares of common stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share on February 17, 2015 was $23.50), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.

(5)

Represents the grant date fair value of 11,000 RSUs granted on February 9, 2015 (grant date fair value per share on February 9, 2015 was $50.41), of which 7,334 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.

(6)

Represents the grant date fair value of an option to purchase 62,000 shares of common stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share on February 17, 2015 was $23.50), of which 43,918 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.

Compensation Plans and Arrangements

Base Salaries

Base salary is the primary fixed compensation element in our executive pay program, which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive officer, and pay level, as determined by reference to total compensation, comparable to similar positions at companies in our peer group, as well as internal pay equity with respect to the rest of the executive team. Base salary is an important element within our executive compensation program, as it provides our executive officers with a stable source of income despite other elements being at risk. For more information regarding the base salaries we offer to our named executive officers, including with respect to determinations of the base salaries of our named executive officers for 2015, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2014 and 2015 Base Salaries and Annual Target Bonus Percentages.”

Annual Bonus Plan

We maintain an annual bonus plan under which bonuses may be paid to our executive officers annually to reward them for achievement of short-term financial or other corporate goals. Our annual bonus program is primarily designed to reward achievement on meeting specified corporate objectives for that year, although our Compensation Committee reserves the right to make discretionary adjustments as it deems appropriate. For more information about our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2014 and 2015 Base Salaries and Annual Target Bonus Percentages.”

Equity Awards

Our standard practice before 2010 was to grant only stock options to our executive officers. In 2010, we began granting a combination of stock options and RSUs to our executive officers, and in 2011 our Compensation Committee elected to grant our executive officers a combination of SARs and performance share awards. In 2012, our Compensation Committee returned to the practice of granting our executive officers a combination of stock options and RSUs. In 2016, our Compensation Committee elected to add performance share awards back into the mix of equity awards granted to our executive officers, in addition to stock options and RSUs. The performance share awards will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones which we hope to achieve over the next three years. Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards.

Our awards of stock options generally vest ratably over a four-year period, with 25% of the shares covered by an option vesting one year from the grant date and an additional 1/48th of the shares vesting each month thereafter until fully vested. Our awards of RSUs generally vest in equal annual installments over a three-year period. We believe these vesting schedules are appropriate and encourage retention of our executive officers, as individuals must remain employed for at least one year before they can potentially realize any value and must remain with us a total of three to four years to realize the maximum value of any individual grant. These vesting schedules are typical of our peer companies.

For more information about our equity awards, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2015 Equity Compensation.”

Cash Severance Benefits

We have entered into Change of Control Severance Benefits Agreements with each of our named executive officers. Ms. Rhodes’ Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with her in August 2015. Dr. Seely’s Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with her in September 2015. Mr. Bierly’s Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with him in March 2016. The terms of these Change of Control Severance Benefits Agreements and our Separation Agreements with Ms. Rhodes, Dr. Seely and Mr. Bierly are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” below.

Additional Benefits

For a description of additional benefits we offer to our named executive officers, including health and welfare benefits and participation in our 401(k) Plan, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Benefits and Perquisites.”

Offer Letters With Named Executive Officers Who Joined Medivation in 2015

Mr. Powell joined Medivation in May 2015, and pursuant to his offer letter with us his initial annual base salary was set at $450,000 per year, his target bonus was set at 60% of base salary (prorated for 2015), and he received a stock option to purchase 40,860 shares of our common stock and an RSU award to acquire 20,430 shares of our common stock.

Dr. Templeman joined Medivation in September 2015, and pursuant to his offer letter with us his initial annual base salary was set at $400,000 per year, he received a $50,000 signing bonus, his target bonus was set at 40% of base salary (prorated for 2015), he received a stock option to purchase 45,440 shares of our common stock and an RSU award to acquire 22,720 shares of our common stock, and he received various relocation benefits which were grossed up for state and federal tax purposes.

Dr. Hirmand joined Medivation in 2007 and was appointed Interim Chief Medical Officer in October 2015. Pursuant to his offer letter with us for his position as Interim Chief Medical Officer, he received, in addition to his previous compensation and equity awards, an additional $4,400 per month in cash compensation, for a period of six months from October 1, 2015 through March 31, 2016, a stock option to purchase 2,380 shares of our common stock and an RSU award to acquire 1,190 shares of our common stock. Dr. Hirmand also received an additional bonus of $26,000 on March 15, 2016. Dr. Hirmand’s role as Interim Chief Medical Officer was subsequently extended for a period of three months, from April 1, 2016 through June 30, 2016, during which he continues to receive the additional $4,400 per month in cash compensation. He also received a stock option to purchase 1,120 shares of our common stock, an RSU award to acquire 560 shares of our common stock and is eligible to receive an additional bonus of $13,000 at the conclusion of the interim role period.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2015, information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)
Dr. Hung	458,334	—		$5.29	10/1/2017	—		—
	387,502	—		4.69	10/31/2018	—		—
	593,750	—		8.64	12/15/2019	—		—
	400,000	—		3.37	12/15/2020	—		—
	534,400	—		12.20	12/9/2021	—		—
	232,474	77,526	(4)	27.43	12/17/2022	—		—
	121,916	144,084	(5)	41.78	2/18/2024	—		—
	—	228,000	(6)	52.67	2/17/2025	—		—
	—	—		—	—	33,334	(14)	$1,611,366
	—	—		—	—	42,000	(15)	2,030,280
Mr. Bierly (1)	19,852	36,194	(7)	29.05	4/15/2024	—		—
	—	50,000	(6)	52.67	2/17/2025	—		—
	—	—		—	—	20,682	(16)	999,768
	—	—		—	—	9,000	(15)	435,060
Dr. Hirmand	5,620	—		4.00	2/28/2018	—		—
	11,940	—		4.69	10/31/2018	—		—
	24,000	—		8.64	12/15/2019	—		—
	60,000	—		3.79	12/31/2020	—		—
	57,572	1,228	(8)	11.60	1/3/2022	—		—
	12,658	4,222	(4)	27.43	12/17/2022	—		—
	5,380	6,360	(9)	35.96	2/28/2024	—		—
	1,008	2,452	(10)	52.85	10/31/2024	—		—
	—	13,560	(11)	60.53	3/2/2025	—		—
	—	2,380	(12)	42.50	9/30/2025	—		—
	—	—		—	—	3,914	(19)	189,203
	—	—		—	—	1,154	(20)	55,784
	—	—		—	—	6,780	(15)	327,745
	—	—		—	—	1,190	(17)	57,525
Mr. Powell	—	40,860	(13)	64.17	6/1/2025	—		—
	—	—		—	—	20,430	(18)	987,586
Dr. Templeman	—	45,440	(12)	42.50	9/30/2025			—
	—	—		—	—	22,720	(17)	1,098,285
Ms. Rhodes (2)	49,664	—		23.74	3/30/2016	—		—
	11,698	—		27.43	3/30/2016	—		—
	33,298	—		25.59	3/30/2016	—		—
	21,082	—		41.78	3/30/2016	—		—
Dr. Seely (3)	178,628	—		5.29	10/1/2017	—		—
	216,000	—		8.64	12/15/2019	—		—
	30,000	—		3.37	12/15/2020	—		—
	222,800	—		12.20	12/9/2021	—		—
	67,492	22,508	(4)	27.43	12/17/2022	—		—
	35,748	42,252	(5)	41.78	2/18/2024	—		—
	—	62,000	(6)	52.67	2/17/2025	—		—

—	—	—	—	9,334	(14)	451,206
—	—	—	—	11,000	(15)	531,740

(1)

Pursuant to Mr. Bierly’s Separation Agreement, his outstanding equity awards will vest until the end of his consulting period of September 15, 2016. Any unvested awards as of that date will be cancelled, and any vested and unexercised options as of that date will expire on December 14, 2016.

(2)

Pursuant to Ms. Rhodes’ Separation Agreement, her outstanding equity awards vested until the end of her consulting period of December 31, 2015. Her unvested awards as of that date were cancelled, and her vested and unexercised options as of that date expired on March 30, 2016.

(3)

Pursuant to Dr. Seely’s Separation Agreement, her outstanding equity awards vested until the end of her consulting period of April 15, 2016. Her unvested awards as of that date were cancelled, and her vested and unexercised options as of that date will expire on April 15, 2017.

(4)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on December 17, 2013, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2016. Please see footnote 3 for further discussion of Dr. Seely’s awards.

(5)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 18, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on February 1, 2018. Please see footnote 3 for further discussion of Dr. Seely’s awards.

(6)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 17, 2016, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on February 1, 2019. Please see footnotes 1 and 3 for further discussion of Mr. Bierly’s and Dr. Seely’s awards, respectively.

(7)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on April 15, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on April 1, 2018. Please see footnote 1 for further discussion of Mr. Bierly’s awards.

(8)

These SARS vest according to the following schedule: one quarter of the shares subject to the SARS vested on January 3, 2013, and the remaining shares subject to the SARS have vested in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the SARS became fully vested on January 1, 2016.

(9)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 28, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested by February 1, 2018.

(10)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on October 1, 2018.

(11)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on March 2, 2016, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on March 1, 2019.

(12)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option will vest on September 30, 2016, and the remaining shares subject to the option will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on September 1, 2019.

(13)

The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option will vest on June 1, 2016, and the remaining shares subject to the option will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on June 1, 2019.

(14)

The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of February 4, 2015, February 4, 2016, and February 4, 2017. Please see footnote 3 for further discussion of Dr. Seely’s awards.

(15)

The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of March 4, 2016, March 4, 2017, and March 4, 2018. Please see footnotes 1 and 3 for further discussion of Mr. Bierly’s and Dr. Seely’s awards, respectively.

(16)

The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of May 4, 2015, May 4, 2016, and May 4, 2017. Please see footnote 1 for further discussion of Mr. Bierly’s awards.

(17)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of October 4, 2016, October 4, 2017, and October 4, 2018.

(18)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of June 4, 2016, June 4, 2017, and June 4, 2018.
(19)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of March 4, 2015, March 4, 2016 and March 4, 2017.
(20)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of November 4, 2015, November 4, 2016 and November 4, 2017.
(21)	Represents the market value of the unvested shares subject to the indicated RSU award based on the closing price of our common stock on December 31, 2015, which was $48.34 per share.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and RSUs vested during the fiscal year ended December 31, 2015, with respect to the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dr. Hung	—	—	37,334	$1,760,435
Mr. Bierly	6,000	$222,300	10,340	648,370
Dr. Hirmand	—	—	5,346	269,026
Mr. Powell	—	—	—	—
Dr. Templeman	—	—	—	—
Ms. Rhodes	18,000	610,074	7,000	329,262
Dr. Seely	—	—	10,668	502,418

(1)

The value realized equals the difference between the market value of our common stock on the date of exercise and the exercise price of the option, multiplied by the number of shares for which the option was exercised.

(2)

The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change of Control

Termination and Change of Control Agreements and Amended 2004 Plan Benefits

We have entered into Change of Control Severance Benefits Agreements with each of our named executive officers. In addition, our Amended and Restated 2004 Equity Incentive Award Plan (the “Amended 2004 Plan”) provides each named executive officer with change of control vesting acceleration and post-termination stock option exercise period benefits. The following is a summary of the terms of the Change of Control Severance Benefits Agreements and the accelerated vesting and post-termination exercise period provisions of our Amended 2004 Plan.

Change of Control Severance Benefits Agreement with David T. Hung, M.D. The Change of Control Severance Benefits Agreement we entered into with Dr. Hung provides Dr. Hung with severance and change of control benefits. If we terminate Dr. Hung without “cause” or if Dr. Hung resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hung will be entitled to a lump sum cash payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, or COBRA) for up to 24 months, both of which are subject to certain conditions, including Dr. Hung’s execution of a binding release of claims, his confirmation in writing that he will be continue to be bound by Medivation’s confidential information and inventions assignment agreement, and his prompt resignation from our Board if so requested by a majority of our Board. The term of the Change of Control Severance Benefits Agreement with Dr. Hung will expire on December 31, 2016, with automatic annual extensions thereafter unless notice of non-renewal is provided by Medivation before December 31 of the preceding year.

Change of Control Severance Benefits Agreement with the Other Named Executive Officers. The Change of Control Severance Benefits Agreements we have with Dr. Hirmand, Mr. Powell and Dr. Templeman provide these named executive officers with severance and change of control benefits. If we terminate Dr. Hirmand, Mr. Powell or Dr. Templeman without “cause” or if Dr. Hirmand, Mr. Powell or Dr. Templeman resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hirmand, Mr. Powell or Dr. Templeman, as applicable, will be entitled to a lump sum cash payment equal to 18 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to certain conditions, including the named executive officer’s execution of a binding release of claims and his confirmation in writing that he will continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of each Change of Control Severance Benefits Agreement with a current officer will expire on December 31, 2016, with automatic annual extensions thereafter unless notice of non-renewal is provided by Medivation before December 31 of the preceding year.

For purposes of each of the above Change of Control Severance Benefits Agreements, “cause” generally includes a material failure by the named executive officer to perform his or her duties or the named executive officer’s intentional, material breach of any agreement with Medivation, in each case after an applicable cure period, or the named executive officer’s personal dishonesty, breach of fiduciary duty or engagement in willful misconduct. “Good reason” generally includes Medivation materially reducing the named executive officer’s base salary or benefits, Medivation materially diminishing the named executive officer’s authority, duties or responsibilities, or Medivation requiring the named executive officer to be based more than 25 miles from the executive officer’s current office location, in each case without the consent of the named executive officer, or a material breach by Medivation of the applicable Change of Control Severance Benefits Agreements. The definition of “change of control” for purposes of each of the above Change of Control Severance Benefits Agreements is the same definition as used in our Amended 2004 Plan, as described below.

Under each of the above Change of Control Severance Benefits Agreements, in the event that any severance benefits paid pursuant to the applicable agreement or otherwise (including under our Amended 2004 Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, the applicable named executive officer’s benefits would be reduced to the extent necessary so that no portion of any payments would be subject to the excise tax. In addition, the timing of the severance payments provided for under each of the above Change of Control Severance Benefits Agreements may be deferred for up to six months if these payments would constitute “deferred compensation” under Section 409A of the Code (in which case, the deferred payments would be made in a lump sum following the end of the deferral period, with the balance being paid thereafter on the original payment schedules described above).

In August 2015, we entered into a Separation Agreement with Ms. Rhodes pursuant to which she ceased to be an employee of our company on August 31, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of our company, Ms. Rhodes is entitled to receive twelve months of her base salary then in effect in the aggregate amount of $450,000, a pro-rata share of her annual target bonus for 2015 in the amount of $150,750, premiums of approximately $21,605 for continued health insurance coverage under COBRA until August 31, 2016, and continuation of the vesting period of her equity awards until December 31, 2015 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Ms. Rhodes performed consulting services for the company until December 31, 2015. Because Ms. Rhodes’ service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In September 2015, we entered into a Separation Agreement with Dr. Seely pursuant to which she ceased to be an employee of our company on October 15, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of our company, Dr. Seely received six months of her base salary then in effect in the aggregate amount of $262,500, her annual target bonus for 2015 in the amount of $315,000, premiums of approximately $15,303 for continued health insurance coverage under COBRA until April 15, 2016, continuation of the vesting period of her equity awards until April 15, 2016, and extension of the post-termination exercise period of her options to acquire our common stock to April 15, 2017 (but not later than the expiration of the 10-year term of any such option). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Dr. Seely performed consulting services for the company until April 15, 2016. Because Dr. Seely’s service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In March 2016, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of our company following his retirement on July 15, 2016. Under the terms of the Separation Agreement and in consideration of his executing the release of claims in favor of our company, Mr. Bierly is entitled to receive seven months of his base salary then in effect, a pro-rata share of his 2016 annual target bonus, reimbursement of his COBRA premiums through February 28, 2017, and continuation of the vesting period of his equity awards until September 15, 2016 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits he is receiving, Mr. Bierly will perform consulting services for the company until September 15, 2016. Because Mr. Bierly’s service as an employee and consultant is continuous such that termination of his employment does not constitute a termination of service for purposes of our Amended 2004 Plan, vesting of his outstanding equity awards does not cease on his separation date but continues for the duration of his consulting period. The Separation Agreement with Mr. Bierly superseded the Change of Control Severance Benefits Agreement we had with Mr. Bierly prior to us entering into the Separation Agreement, which Change of Control Severance Benefits Agreement had the same terms as the Change of Control Severance Benefits Agreements we have with Dr. Hirmand, Mr. Powell and Dr. Templeman.

Amended 2004 Plan Benefits. In the event of a change of control, as defined in the Amended 2004 Plan, the vesting of all equity awards accelerates and all awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse, immediately prior to the change of control. Under the Amended 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of our voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of our Board, our merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless our outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or our liquidation or dissolution. The Amended 2004 Plan, and the forms of award agreements thereunder, also provide for an extended post-termination stock option exercise period in the event of a termination due to death or disability. As a general matter, the vested portion of options granted to our named executive officers will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

Calculation of Termination and Change of Control Benefits

The table below identifies the potential payments that each of our named executive officers would have received (1) in the event of a change of control (consisting solely of the acceleration of equity awards vesting) or (2) in the event of a termination without cause or by the named executive officer for good reason in connection with a change of control (consisting of the acceleration of equity awards vesting, cash severance payments and continuation of benefits as discussed above in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits”). The figures below assume that the change of control or termination each occurred on December 31, 2015. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the Change of Control Severance Benefits Agreements described above, and with respect to stock option, RSU and SAR vesting acceleration, pursuant to the terms of the Amended 2004 Plan, except for Ms. Rhodes and Dr. Seely as described in footnotes 7 and 8 below. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the Change of Control Severance Benefits Agreements.

Name	Acceleration of Option Vesting ($) (1)	Acceleration of RSU Vesting ($) (2)	Acceleration of Stock Appreciation Rights Vesting ($) (1)	Total in Connection with Change in Control Without Termination of Employment ($)	Lump Sum Cash Severance Payment ($) (3)	Continuation of Benefits ($) (4)	Total in Connection with Change in Control With Termination of Employment ($)
Dr. Hung (5)	$2,566,980	$3,641,646	$—	$6,208,626	$1,732,500	$74,539	$8,015,665
Mr. Bierly (5)(6)	698,182	1,434,828	—	2,133,010	697,500	48,569	2,879,079
Dr. Hirmand (5)	180,950	630,257	45,120	856,327	604,200	33,576	1,494,103
Mr. Powell (5)	—	987,586	—	987,586	675,000	48,569	1,711,155
Dr. Templeman	265,370	1,098,285	—	1,363,655	600,000	34,284	1,997,939
Ms. Rhodes (7)	305,632	176,208	—	481,840	600,750	21,605	1,104,195
Dr. Seely (8)	638,903	640,640	328,742	1,608,285	577,500	15,303	2,201,088

(1)

The amounts listed in this column represent the (i) difference between the exercise price of unvested options and SARs and the per share closing price of our common stock on December 31, 2015, which was $48.34, multiplied by (ii) the number of “in-the-money” unvested options or SARS.

(2)	The amounts listed in this column represent the number of unvested shares subject to the RSU award multiplied by the per share closing price of our common stock on December 31, 2015, which was $48.34.
(3)	The amounts listed in this column do not include the payment of accrued salary that would be due upon termination of employment in connection with a change of control.
(4)

Represents the value of the continuation of our current employee benefits, including medical, dental, and vision insurance for the full term set forth under the Change of Control Severance Benefits Agreements described above, assuming in each case that the named executive officer elects to receive the benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable Change of Control Severance Benefits Agreements unless the named executive officer earlier secures health benefits through a subsequent employer or the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.

(5)

Excludes 228,000 shares for Dr. Hung, 50,000 shares for Mr. Bierly, 16,012 shares for Dr. Hirmand and 40,860 shares for Mr. Powell subject to unvested options which the exercise price exceeded the per share closing price of our common stock on December 31, 2015, which was $48.34.

(6)

The amounts above reflect the potential severance benefits that Mr. Bierly would have received under the terms of his Change of Control Severance Benefits Agreement that was in effect at December 31, 2015. Subsequent to that date, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of our company following his retirement on July 15, 2016. See the description of Mr. Bierly’s Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.

(7)

The amounts for Ms. Rhodes represent the actual severance benefits to Ms. Rhodes under the terms of her Separation Agreement. See the description of Ms. Rhodes’ Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.

(8)

The amounts for Dr. Seely represent the actual severance benefits to Dr. Seely under the terms of her Separation Agreement. See the description of Dr. Seely’s Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.

Director Compensation

Our non-employee directors receive cash compensation, options to purchase shares of our common stock and RSUs for their services as members of our Board. The following table shows, for the fiscal year ended December 31, 2015, information with respect to the compensation of our non-employee directors. Dr. Hung, our President and Chief Executive Officer, receives no additional compensation for his services as a director.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (3)(4)(5)	Stock Awards ($) (3)(6)(7)	Total ($)
Kim. D. Blickenstaff	$115,000		$181,244	$175,000	$471,244
Kathryn E. Falberg	75,000		181,244	175,000	431,244
Michael L. King, Ph.D. (1)	27,083		254,162	261,667	542,912
C. Patrick Machado	50,000		181,244	175,000	406,244
Dawn Svoronos	87,794	(2)	181,244	175,000	444,038
W. Anthony Vernon	67,500		181,244	175,000	423,744
Wendy L. Yarno	100,842		181,244	175,000	457,086

(1)	Dr. King joined our Board on December 4, 2015.
(2)

Consists of payments of $12,794 in connection with her service as our interim Chief Commercial Officer, of which $268 was for a gross-up of taxes, and a cash payment of $75,000 in connection with her service as a non-employee director.

(3)

Amounts in this column represent the aggregate grant date fair value of stock option and RSU awards granted during the fiscal year ended December 31, 2015, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in our 2015 Annual Report.

(4)

Mr. Blickenstaff, Ms. Falberg, Mr. Machado, Ms. Svoronos, Mr. Vernon and Ms. Yarno were each granted an option to purchase 6,284 shares of common stock at an exercise price of $55.45 on June 16, 2015. The grant date fair value of the stock option awards on June 16, 2015 was $28.84 per share. Dr. King was granted an option to purchase 12,235 shares of common stock at an exercise price of $42.77 on December 4, 2015. The grant date fair value of the stock option award on December 4, 2015 was $20.77 per share.

(5)

The aggregate number of shares subject to outstanding stock options held by each non-employee director listed in the table above as of December 31, 2015, was as follows: 178,100 shares for Mr. Blickenstaff; 58,100 shares for Ms. Falberg; 12,235 shares for Dr. King; 478,204 shares for Mr. Machado; 69,146 shares for Ms. Svoronos; 238,100 shares for Mr. Vernon; and 58,100 shares for Ms. Yarno. Mr. Machado also held outstanding stock appreciation rights subject to 222,800 shares as of December 31, 2015.

(6)

Mr. Blickenstaff, Ms. Falberg, Mr. Machado, Ms. Svoronos, Mr. Vernon and Ms. Yarno were each awarded 3,156 RSUs on June 16, 2015. The grant date fair value of the RSUs on June 16, 2015 was $55.45 per share. Dr. King was awarded 6,118 RSUs on December 4, 2015. The grant date fair value of the RSUs on December 4, 2015 was $42.77 per share.

(7)

The aggregate number of unvested RSUs held by each non-employee director listed in the table above as of December 31, 2015, was as follows: 3,156 RSUs for Mr. Blickenstaff; 8,156 RSUs for Ms. Falberg; 6,118 RSUs for Dr. King; 3,156 RSUs for Mr. Machado; 8,158 RSUs for Ms. Svoronos; 3,156 RSUs for Mr. Vernon; and 8,158 RSUs for Ms. Yarno.

Cash Compensation Arrangements

For the fiscal year ended December 31, 2015, each of our non-employee directors received each of the applicable retainers and fees set forth below for serving as a member of our Board, Chairman of our Board or as a committee chair or committee member:

Retainer/Fee Category	Amount ($)
Annual retainer, all members	$50,000
Additional annual retainer for Chairman	50,000
Additional annual retainer for Committee Chairs:
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	15,000
Additional annual retainer for Committee Members:
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500

Our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings and such reimbursement policy, as well as the Board retainer fees set forth above, remains unchanged.

Equity Compensation Arrangements

Under our director compensation arrangements effective April 2015, upon initial election to the Board, each non-director employee was entitled to receive an initial grant of equity equal to a Black-Scholes value of $525,000, split equally between stock options and RSUs. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. The stock option vests over four years, with 25% of the shares vesting on the one year anniversary of the date of grant, and the remainder vesting monthly in 36 equal installments over the next three years. The RSU grants vests with respect to 1/3 of the shares on each of the first, second and third anniversaries of the vesting date as determined based on Medivation’s company policy.

In addition to the initial stock option grants and RSU grants, each non-employee director was entitled to receive an additional annual grant of equity each year equal to a Black-Scholes value of $350,000, split equally between stock options and RSUs. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. Both stock options and RSU grants received from an annual grant vest the earlier of one year from the date of grant or the next annual shareholder meeting.

In 2015, we did not make any grants to non-employee directors under director compensation arrangements in effect prior to April 2015.

As provided for by the terms of our Amended 2004 Plan, in the event of a change of control, the vesting of all equity awards will accelerate and all awards will become fully exercisable or payable, as applicable, and all forfeiture restrictions on such equity awards will lapse immediately prior to the change of control.  Under the Amended 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of our voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of our Board, our merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless our outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or our liquidation or dissolution. We provided these benefits to promote the ability of our directors to act in the best interests of our stockholders, despite the possibility that they will not continue as directors as a result of the change of control transaction.

Processes and Procedures for Determining Director Compensation

Our Compensation Committee and our Board periodically consider and determine director compensation with the input of our President and Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, Radford provided competitive compensation data and input on the 2015 equity awards and the 2015 cash compensation for non-employee directors. As a result of that review and study, our Compensation Committee adjusted our director compensation program to that as set forth above.

Transactions With Related Persons

Procedures for Review of Related-Person Transactions

Our Audit Committee is responsible for reviewing and providing oversight of all related-person transactions on an ongoing basis under the charter of our Audit Committee (as well as under applicable NASDAQ listing standards), and the charter of our Audit Committee requires that all of these transactions must be approved by our Audit Committee. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including but not limited to the risks, costs and benefits to Medivation, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. We have not adopted a written related-person transactions policy. In the future, our Audit Committee may determine to adopt a formal policy regarding related-person transactions in which event, we will promptly post the policy on our website.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation provides for the indemnification of our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws further provide that our directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of Medivation, and shall otherwise be amended to the fullest extent permitted under Delaware law.

Householding Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This procedure also reduces our printing costs and postage fees and conserves natural resources.

This year, a number of brokers with account holders who are Medivation stockholders will be “householding” Notices and, if applicable, our annual report and other proxy materials. A single Notice and, if applicable, a single set of our annual report and proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of our annual report and proxy materials, please notify your broker or Medivation. To contact us, direct your written request to Corporate Secretary, Medivation, Inc., at 525 Market Street, 36th Floor, San Francisco, California 94105 or contact our Corporate Secretary at (415) 543-3470. If you revoke your consent, we will promptly deliver to you a separate copy of the Notice and, if applicable, a single set of our annual report and proxy materials. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Powell
Corporate Secretary

April 28, 2016

A copy of our 2015 Annual Report, is available without charge upon written request to: Corporate Secretary, Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105.

Annex A

MEDIVATION, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

1.1 General. The purpose of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Medivation, Inc. (the “Company”) by linking the personal interests of the members of the Board, employees, consultants, officers, and executives of the Company and any Subsidiary, to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, consultants, officers, and executives of the Company and its Subsidiaries upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The original effective date of the Plan was March 15, 2004. The Plan was (i) first amended and restated effective as of May 30, 2007, (ii) further amended and restated effective as of July 17, 2012, (iii) further amended and restated effective as of June 28, 2013, the date it was approved by the Company’s stockholders at the 2013 Annual Meeting, (iv) further amended and restated effective as of June 27, 2014, the date it was approved by the Company’s stockholders at the 2014 Annual Meeting, (v) further amended and restated effective as of June 16, 2015, the date it was approved by the Company’s stockholders at the 2015 Annual Meeting and (vi) further amended and restated effective as of June 22, 2016, the date it was approved by the Company’s stockholders at the 2016 Annual Meeting (the “Amendment and Restatement Effective Date”).

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases shall have the following meanings:

(a) “Annual Meeting” means the annual meeting of stockholders.

(b) “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

(c) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this subsection (e): an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection (e)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it constitutes the Company’s initial public offering of its securities; or (z) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Committee in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee of the Board described in Article 12.

(h) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Director” means a director of the Company or any Subsidiary.

(j) “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

(k) “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

(l) “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient, by itself, to constitute “employment” by the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, or if the Stock is not traded on such date, on the next preceding date as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination, or if the Stock is not traded on such date, on the next preceding date, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(o) “Full Value Award” means any Award other than an Option or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

(p) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(q) “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b) (3) of the Exchange Act, or any successor definition adopted by the Board.

(r) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(s) “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(t) “Participant” means a person who, as a Director, consultant to the Company or any Subsidiary or Employee, has been granted an Award pursuant to the Plan.

(u) “Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

(v) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xviii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (including, without limitation, in-license, out-license and collaboration agreements, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxviii) customer satisfaction; (xxix) total stockholder return; and (xxx) stockholders’ equity. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant; provided, that if any Performance Goals are based on the Performance Criteria set forth above that refer to items that are typically calculated in accordance with GAAP, at the time such Performance Goals are established for a Performance Period, the Committee must specify whether the Performance Goals are to be calculated in accordance with GAAP or on a non-GAAP basis; and provided, further, that to the extent the Performance Goals are to be determined on a non-GAAP basis, the Committee must also set forth in writing at the time the Performance Goals are established, the precise manner in which such Performance Goals will be calculated.

(w) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, subsidiaries, affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Committee is authorized to, within the time period prescribed by Section 162(m) of the Code, make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges or benefits; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude non-cash charges or benefits; and (vi) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(x) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(y) “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(z) “Plan” means this Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as it may be amended from time to time.

(aa) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(bb) “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and to risk of forfeiture.

(cc) “Restricted Stock Unit” means a right to receive a share of Stock during specified time periods pursuant to Article 8.

(dd) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

(ee) “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

(ff) “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

(gg) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 49,300,000 shares.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan.  Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (including any shares subject to such Award that are not delivered to a Participant because such Award is exercised through a reduction of shares subject to such Award (i.e., “net exercised”)) shall be treated as issued under this Plan and shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a).  Shares of Stock repurchased on the open market with the proceeds of a grant or exercise price shall not again be available for the grant of an Award pursuant to the Plan.  Notwithstanding that a Stock Appreciation Right may be settled by the delivery of a net number of shares of Stock, the full number of shares of Stock underlying such Stock Appreciation Right shall not again be available for the grant of an Award pursuant to the Plan.  In addition, for purposes of determining the number of shares of Stock issuable or transferred pursuant to Section 3.1(a), each share of Stock which is issued or transferred pursuant to a Full Value Award that was granted (i) prior to the date of the 2014 Annual Meeting, shall be treated as if 1.4 shares of Stock had been so issued or transferred, and (ii) on or after the date of the 2014 Annual Meeting, shall be treated as if 1.5 shares of Stock had been so issued or transferred.  To the extent there is issued a share of Stock pursuant to a Full Value Award and such share of Stock again becomes available for issuance under the Plan pursuant to this Section 3.1(b), then the number of shares of Stock available for issuance under the Plan shall increase by (i) 1.4 shares of Stock for shares returning prior to the date of the 2014 Annual Meeting, and (ii) 1.5 shares of Stock for shares returning on or after the date of the 2014 Annual Meeting.  To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

(c) Notwithstanding the provisions of this Section 3.1, no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Code Section 422.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, (i) the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 4,000,000 and (ii) the maximum amount of cash that may be paid to any one Participant during any calendar year with respect to one or more Performance-Based Awards that are only payable in cash shall be $5,000,000. Notwithstanding the foregoing, if any additional Options or SARs whose value is determined by reference to an increase over an exercise price of at least 100% of the Fair Market Value on the date the Option or SAR is granted are granted to any Participant during any calendar year, compensation attributable to the exercise of any such additional Option or SAR will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Option or SAR is approved by the Company’s stockholders.

3.4 Limitation on Number of Shares Subject to Incentive Stock Options. Subject to Section 3.1 and Article 11, the aggregate maximum number of shares of Stock that may be issued or transferred pursuant to the exercise of Incentive Stock Options under the Plan shall be 95,400,000 shares.

3.5 Limitation on Non-Employee Director Compensation. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed (i) $1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,500,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.

(a) General. Persons eligible to participate in this Plan are Employees, consultants to the Company or any Subsidiary and all Directors, as determined by the Committee.

(b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Sections 3.1, 3.3 and 3.4 of the Plan.

4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value on the date of grant. Notwithstanding the foregoing, an Option may be granted with an exercise price less than 100% of the Fair Market Value on the date of grant if such Option is granted pursuant to an assumption of or substitution for another option pursuant to a Change of Control (or other similar transaction) and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(b) Time And Conditions Of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, provided that the term of any Option granted under the Plan shall not exceed ten years, and provided further, that in the case of a Non-Qualified Stock Option, such Option shall be exercisable for one year after the date of the Participant’s death. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, (i) cash, (ii) promissory note bearing interest at such rate as is a market rate of interest and which also precludes the imputation of interest under the Code, (iii) shares of Stock held for longer than six months having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale), and (v) a “net exercise” if the Option is a Non-Qualified Stock Option, and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. For purposes of the foregoing provision regarding a “net exercise,” (i) a “net exercise” shall mean an arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued, and (ii) shares of Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (x) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (y) shares are delivered to the Participant as a result of such exercise, and (z) shares are withheld to satisfy tax withholding obligations. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k).

(d) Evidence Of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided, that, subject to Section 5.2(d), the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(b) Expiration Of Option. An Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events:

(1) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2) One year after the date of the Participant’s termination of employment or service on account of Disability or death, unless in the case of death a shorter or longer period is designated in the Award Agreement. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(c) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (as determined under Section 422 of the Code) only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(e) Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (1) two years from the date of grant of such Incentive Stock Option or (2) one year after the transfer of such shares of Stock to the Participant.

(f) Expiration Of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after April 22, 2026.

(g) Right To Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.3 Early Exercisability. The Committee may provide in the terms of a Participant’s Award Agreement that the Participant may, at any time before the Participant’s status as an Employee, Director or consultant to the Company or any Subsidiary terminates, exercise the Option(s) granted to such Participant in whole or in part prior to the full vesting of the Option(s); provided, however, that shares of Stock acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Committee may determine in its sole discretion.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, subject to Section 10.6 as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that subject to Section 10.6, the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates For Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to a Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Participant (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Stock on the date of exercise of the CSAR by the number of shares of Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

7.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each ISAR shall be set by the Committee; provided that the exercise price for any ISAR shall not be less than 100% of the Fair Market Value on the date of grant. Notwithstanding the foregoing, an ISAR may be granted with an exercise price less than 100% of the Fair Market Value on the date of grant if such ISAR is granted pursuant to an assumption of or substitution for another stock appreciation right pursuant to a Change of Control (or other similar transaction) and in a manner consistent with the provisions of Section 409A of the Code. The Committee in its sole and absolute discretion may provide that the ISAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Stock on the date of exercise of the ISAR by the number of shares of Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

7.4 Payment and Limitations.

(a) Payment of the amounts determined under Section 7.2(c) and 7.3(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.2(c) or 7.3(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

(c) No Stock Appreciation Right shall have a term of more than ten years.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which may be denominated in a number of shares of Stock or in a dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Dividend Equivalents.

(a) Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as the Award to which the shares of Stock relate, including, without limitation, any vesting conditions, as may be determined by the Committee.

(b) Notwithstanding anything herein to the contrary, (i) in no event shall any dividends or Dividend Equivalents be paid or granted with respect to Options or SARs that are subject to performance-based vesting or otherwise are intended to be Qualified Performance-Based Compensation, and (ii) in no event shall any Dividend Equivalents be paid with respect to any Performance-Based Awards until such awards are earned, it being understood that Dividend Equivalents may be credited with respect to such awards, with payment subject to such awards actually vesting, if at all.

8.3 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4 Restricted Stock Units. Any Participant selected by the Committee may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of Restricted Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and the Stock underlying the Restricted Stock Units has been issued.

8.5 Term. The term of any Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units shall be set by the Committee in its discretion.

8.6 Exercise or Purchase Price. The Committee may establish the exercise or purchase price of any Award of Performance Shares, Restricted Stock Units or Stock Payments; provided, however, that such price shall not be less than the par value of a share of Stock, unless otherwise permitted by applicable state law.

8.7 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Dividend Equivalents, Restricted Stock Units and Stock Payments shall only be exercisable or payable while the Participant is an Employee, consultant to the Company or any Subsidiary or a Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, upon or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

8.8 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.9 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than the earlier of (a) the date ninety (90) days following the commencement of the applicable Performance Period and (b) the date on which twenty-five percent (25%) of the applicable Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer may be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for by gift for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. A transfer of an Award under this Section 10.3 shall be permitted only if the Participant receives no consideration in connection with such transfer.

10.4 Beneficiaries. Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

10.6 Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards granted to Employees or consultants to the Company or any Subsidiary that are subject to performance-based vesting conditions (whether based upon the attainment of Performance Goals or other performance-based objectives), shall become vested over a period of not less than one year following the date the Award is granted; provided, however, that notwithstanding the foregoing, such Awards may fully vest upon the death or Disability of the Participant or upon a Change of Control.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of Company assets to stockholders (including extraordinary dividends), or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1, 3.3 and 3.4); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the number and type of shares subject to, and the grant or exercise price per share for, any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. The form and manner of any such adjustments shall be determined in the sole discretion of the Committee.

11.2 Effect of a Change of Control. In the event of a Change of Control, then all of a Participant’s unvested Awards shall become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such Awards shall lapse, immediately prior to such Change of Control. Upon, or in anticipation of, a Change of Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

11.3 Outstanding Awards—Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

11.4 Outstanding Awards—Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.5 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the

Board. The Committee shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not “outside directors,” within the meaning of Section 162(m) of the Code, the authority to grant Awards under the Plan to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may abolish the Committee at any time and/or revest in the Board the administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Cancellation and Re-Grant of Awards. Neither the Board nor the Committee will have the authority to (i) reduce the exercise price of any outstanding Option or SAR under the Plan or (ii) cancel any outstanding Option or SAR that has an exercise price greater than the then-current Fair Market Value of the Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. This amended and restated Plan will be effective on the Amendment and Restatement Effective Date. No Awards in excess of the number of shares of Stock available for issuance under the amended and restated Plan as of April 22, 2016, the date of Board approval of the amended and restated Plan, may be granted or awarded prior to the Amendment and Restatement Effective Date.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after April 22, 2026. Any Awards that are outstanding on April 22, 2026 shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant or (iii) results in a material increase in benefits or a change in eligibility requirements.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government And Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Appendices. The Committee may approve such supplements to, or amendments, or appendices to, the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements, amendments or appendices shall increase the share limitations contained in Sections 3.1, 3.3 and 3.4 of the Plan.

15.15 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Amendment and Restatement Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Amendment and Restatement Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Amendment and Restatement Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

15.16 Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Stock or other cash or property upon the occurrence of cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Subsidiary.

0    aNNuaL mEEtiNG OF stOCkhOLdERs OF mEdiVatiON, iNC. june 22, 2016 pROXY VOtiNG iNstRuCtiONs iNtERNEt - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. tELEphONE - Call toll-free 1-800-pROXiEs (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Time the day before the meeting. maiL - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN pERsON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COmpaNY NumBER aCCOuNt NumBER impORtaNt NOtiCE REGaRdiNG thE aVaiLaBiLitY OF pROXY matERiaLs FOR thE aNNuaL mEEtiNG OF stOCkhOLdERs tO BE hELd ON juNE 22, 2016: The proxy statement and annual report to stockholders are available at http://www.astproxyportal.com/ast/08317/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830303003000000000 9 062216 thE BOaRd OF diRECtORs RECOmmENds a VOtE FOR aLL thE NOmiNEEs FOR diRECtOR ListEd BELOW, “FOR” pROpOsaL NO. 2, “FOR” pROpOsaL NO. 3, “FOR” pROpOsaL NO. 4 aNd “aGaiNst” pROpOsaL NO. 5. pLEasE siGN, datE aNd REtuRN pROmptLY iN thE ENCLOsEd ENVELOpE. pLEasE maRk YOuR VOtE iN BLuE OR BLaCk iNk as shOWN hERE 1. To elect the nominees for director named below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. NOmiNEEs: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Kim D. Blickenstaff O Kathryn E. Falberg O David T. Hung, M.D. O Michael L. King, Ph.D O C. Patrick Machado O Dawn Svoronos O W. Anthony Vernon O Wendy L. Yarno INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. 3. To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the proxy statement of Medivation. 4. To approve an Amendment and Restatement of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan to increase the number of shares of Medivation’s common stock reserved for issuance under the plan by 1,600,000 shares and make certain other changes as described in Proposal No. 4 in the proxy statement of Medivation. 5. The shareholder proposal regarding proxy access, if properly presented at the Annual Meeting. NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Directions to the Annual Meeting may be obtained by emailing ir@medivation.com. Attendance will be limited to stockholders or their proxy holders. If you are a proxy holder for a stockholder whose shares are registered in his or her name, you must provide a copy of the proxy from the stockholder of record. If you hold shares through a broker, bank or similar organization, you must provide proof of beneficial ownership as of April 25, 2016, such as a brokerage or bank account statement, a copy of the proxy from the broker or other agent, or other similar evidence of ownership. Each attendee must also present valid photo identification, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. this proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. if no direction is made, this proxy will be voted “FOR aLL NOmiNEEs” for proposal No. 1, “FOR” proposal No. 2, “FOR” proposal No. 3, “FOR” proposal No. 4 and “aGaiNst” proposal No. 5. if any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment. thaNk YOu FOR VOtiNG FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Proxy for the 2016 aNNuaL mEEtiNG of Stockholders   MEDIVATION,  INC.    this proxy is solicited oN BEhaLF oF thE  Board oF diRECtoRs oF mEdiVatioN, iNC.   The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2016 Annual  Meeting of Stockholders of Medivation, Inc. and the Proxy Statement of Medivation, and appoints David T. Hung,  M.D., Jennifer Jarrett and Andrew K. W. Powell, and each of them, as attorneys and proxies of the  undersigned, with full power of substitution, to vote all shares of common stock of Medivation, Inc. that the  undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2016  Annual Meeting of Stockholders of Medivation, Inc. to be held on June 22, 2016, at 8:30 a.m. Pacific time at 499  Illinois Street, 2nd Floor, Treasure Island Conference Room, San Francisco, CA 94158, and at any adjournment(s)  or postponement(s) thereof, with all powers that the undersigned would possess if personally present, upon and  in respect of the following matters and in accordance with the following instructions.   this proxy card, when properly executed, will be voted in the manner directed by the undersigned  stockholder(s), with discretionary authority as to any and all other matters that may properly come before  the meeting. if no direction is made, this proxy will be voted "FoR aLL NomiNEEs" for proposal No. 1,  "FoR" proposal No. 2, "FoR" proposal No. 3, "FoR" proposal No. 4 and "aGaiNst" proposal No. 5. if any  other matters are properly brought before the meeting, the persons named on this proxy will vote those  matters in accordance with their best judgment.   (Continued and to be voted on the reverse side)   1.1  14475